CREDIT AGREEMENT

Dated as of July 30, 2008

by and among

ALON USA ENERGY, INC.,

as Borrower

THE FINANCIAL INSTITUTIONS

FROM TIME TO TIME PARTY HERETO

and

ISRAEL DISCOUNT BANK OF NEW YORK,

as Administrative Agent and Co-Arranger

and

BANK LEUMI USA,

as Co-Arranger

ARTICLE I DEFINITIONS; CERTAIN TERMS
Section 1.01 Section 1.02 Section 1.03	Definitions Accounting and Other Terms Time References

ARTICLE II LETTERS OF CREDIT
Section 2.01 Section 2.02 Section 2.03 Section 2.04 Section 2.05	Letters of Credit Participations Issuance of Letters of Credit; Interest; Fees Reduction of Total Commitment. Taxes

ARTICLE III FEES, PAYMENTS AND OTHER COMPENSATION
Section 3.01 Section 3.02 Section 3.03 Section 3.04	Payments; Computations and Statements Sharing of Payments, Etc Apportionment of Payments Increased Costs and Reduced Return

ARTICLE IV CONDITIONS OF EFFECTIVENESS, LETTER OF CREDIT
ISSUANCE AND LENDING Section 4.01 Section 4.02	Conditions Precedent to Effectiveness Conditions Precedent to Letters of Credit

ARTICLE V REPRESENTATIONS AND WARRANTIES
Section 5.01	Representations and Warranties

ARTICLE VI COVENANTS OF COMPANIES
Section 6.01 Section 6.02	Affirmative Covenants Negative Covenants

ARTICLE VII THE AGENT
Section 7.01 Section 7.02 Section 7.03 Section 7.04 Section 7.05 Section 7.06 Section 7.07	Authorization and Action Borrower’s Default Reliance, Etc IDB and Bank Leumi Lender Credit Decision Indemnification Successor Agent

ARTICLE VIII EVENTS OF DEFAULT
Section 8.01	Events of Default

ARTICLE IX MISCELLANEOUS
Section 9.01
Section 9.02
Section 9.03
Section 9.04
Section 9.05
Section 9.06
Section 9.07
Section 9.08
Section 9.09
Section 9.10
Section 9.11
Section 9.12
Section 9.13
Section 9.14
Section 9.15
Section 9.16
Section 9.17
Section 9.18
Section 9.19
Section 9.20
Section 9.21
Termination; Annual Review
Notices, Etc
Amendments, Etc
No Waiver; Remedies, Etc
Expenses; Taxes; Attorneys’ Fees
Right of Set Off
Severability
Assignments and Participations
Counterparts
Headings
Governing Law
Waiver of Jury Trial, Etc
Consent by the Agent, Lenders
No Party Deemed Drafter
Reinstatement; Certain Payments
Indemnification
Environmental Indemnification
Binding Effect
Interest
Entire Agreement
Patriot Act

SCHEDULE A Agent A SCHEDULE B	ccount Lenders and Lenders’ Revolving Credit Commitments
EXHIBIT A EXHIBIT B	Form of Assignment and Acceptance Form of Letter of Credit Application

CREDIT AGREEMENT

CREDIT AGREEMENT (this “Agreement”), dated as of July 30, 2008, among ALON USA ENERGY, INC., a Delaware corporation (the “Borrower”), the financial institutions from time to time party hereto (each a “Lender” and collectively, the “Lenders”), ISRAEL DISCOUNT BANK OF NEW YORK, as administrative agent and co-arranger for the Lenders (in such capacities, the "Agent”), and BANK LEUMI USA, as co-arranger for the Lenders (“Bank Leumi”).

WHEREAS, the Borrower has asked the Lenders to extend credit to the Borrower, and the Lenders have agreed to extend such credit, consisting of a revolving letter of credit facility in an aggregate principal amount not to exceed $60,000,000 at any time outstanding, subject to the terms and conditions set forth herein;

WHEREAS, the letters of credit under this Agreement shall be used by the Borrower to support the purchase of crude oil by Alon USA, LP for the Big Spring Refinery, Big Spring, Texas; and

WHEREAS, the Lenders are severally, and not jointly, willing to extend such credit to the Borrower, subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, the Borrower, the Agent and the Lenders hereby agree as follows:

ARTICLE I

DEFINITIONS; CERTAIN TERMS

Section 1.01 Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

"Account” shall have the meaning assigned to it in Article 9 of the Uniform Commercial Code in effect in the State of New York on the date hereof.

"Accounts Receivable” means any and all rights of a Person to payment for goods sold or services rendered, including accounts, contract rights and general intangibles arising out of or related to any Accounts and any and all such rights evidenced by chattel paper, instruments or documents, whether due or to become due and whether or not earned by performance, and whether now or hereafter acquired or arising in the future and any proceeds arising therefrom or relating thereto.

"Action” has the meaning specified therefor in Section 9.13 hereof.

"Actual Liability Supported” means, with respect to any standby Letter of Credit, the actual amount of the liability supported by such Letter of Credit even if such amount is less than the actual amount available for drawing under such Letter of Credit, to the extent that the Agent is satisfied that the actual amount of the liability supported by such Letter of Credit is so limited.

"Affiliate” means, as to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (i) vote 10% or more of the Capital Stock having ordinary voting power for the election of directors (or other Persons performing a similar function) of such Person or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Anything to the contrary notwithstanding, in no event shall the Agent or any Lender be deemed to be an Affiliate of the Borrower.

"Agent” has the meaning specified therefor in the preamble hereto.

"Agent Account” means the account of the Agent set forth in Schedule A hereto.

"Agreement” has the meaning specified therefor in the first paragraph hereof.

"Alon Assets” means Alon Assets, Inc., a Delaware corporation.

"Alon Interests” means Alon USA Interests, LLC, a Texas limited liability company.

"Alon Israel” means Alon Israel Oil Company Ltd., a limited liability company under the laws of the State of Israel and the parent company of the Borrower.

"Alon Krotz Springs” means Alon Refining Krotz Springs, Inc., a Delaware corporation and a direct subsidiary of Alon Louisiana.

"Alon Logistics” means Alon Pipeline Logistics, LLC, a Delaware limited liability company.

"Alon Louisiana” means Alon Refining Louisiana, Inc., a Delaware corporation and a direct subsidiary of Alon Louisiana Holdings.

"Alon Louisiana Holdings” means Alon Louisiana Holdings, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Alon Assets.

"Alon Louisiana Subsidiaries” means Alon Krotz Springs, Alon Louisiana, Alon Louisiana Holdings, and each of their respective Subsidiaries (other than any Person that has been at any time a party to the Existing Revolving Credit Agreement).

"Alon LP” means Alon USA, LP, f/k/a SWBU, L.P., a Texas limited partnership and an indirect subsidiary of Alon Operating.

"Alon Operating” means Alon USA Operating, Inc., a Delaware corporation and a Subsidiary of the Borrower.

"Alon Refining” means Alon USA Refining, Inc., a Delaware corporation, or any successor thereto by merger.

"Alon USA” means Alon USA, Inc., a Delaware corporation and a wholly-owned Subsidiary of the Borrower.

"Assignment and Acceptance” means an assignment and acceptance entered into by an assigning Lender and an assignee and accepted by the Agent, in accordance with Section 9.08 hereof and substantially in the form of Exhibit A hereto.

"Availability” means, at any time, the lesser of (a) difference between (i) the Total Commitment and (ii) the sum of (A) the aggregate maximum amount available for drawing under all Letters of Credit outstanding at such time and (B) the aggregate Reimbursement Obligations (but excluding any interest thereon) and (b) the difference between (i) the Borrowing Base and (ii) the sum of (A) all “Letter of Credit Obligations” (as defined in the Existing Revolving Credit Agreement, based on the Actual Liability Supported), (B) all “Revolving Credit Loans” (as defined in the Existing Revolving Credit Agreement), and (C) all Letter of Credit Obligations under this Agreement (based on the Actual Liability Supported).

"Bank Leumi” has the meaning specified therefor in the preamble hereto.

"Bank of America Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of February 28, 2007, by and among the Bank of America Financed Subsidiaries, as borrowers, the Borrower, as the guarantor, the financial institutions from time to time party thereto, as lenders, and Bank of America as the administrative agent, the lead arranger and bookmaker for the lenders thereto.

"Bank of America Financed Subsidiaries” means all direct or indirect Subsidiaries of Paramount Petroleum Holdings other than Alon Pipeline Logistics, LLC, a Delaware limited liability company and its Subsidiaries.

"Big Spring Refinery” means the refinery located near Big Spring, Texas.

"Borrower” has the meaning specified therefor in the preamble hereto.

"Borrowing Base” has the meaning specified therefor in the Existing Revolving Credit Agreement, provided that “Borrowing Base”, “Net Amount of Eligible Accounts Receivable” and “Eligible Accounts Receivable” shall be calculated based on the understanding that “Eligible Accounts Receivable” (and, accordingly, “Borrowing Base” and “Net Amount of Eligible Accounts Receivable”) shall not include Accounts Receivable of an Account Debtor and its Affiliates (taken as a whole, but not including any Account Debtor that is a Governmental Authority) to the extent exceeding the lesser of (i) an amount equal to 15% of the aggregate of all Accounts Receivable at any date or (ii) $15,000,000, unless the amount in excess of $15,000,000 shall be covered by credit insurance provided by a nationally recognized insurance company satisfactory to the Agent in its reasonable discretion and evidence of such insurance shall have been delivered to the Agent together with evidence of the assignment of the Borrower’s interest therein pursuant to such documents as the Agent may request in favor of the Agent and such other Persons as the Agent may designate from time to time.

"Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are required or authorized to close.

"Capital Guideline” means any law, rule, regulation, policy, guideline or directive (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) (i) regarding capital adequacy, capital ratios, capital requirements, the calculation of the capital of a bank or its holding company or similar matters, or (ii) affecting the amount of capital required to be obtained or maintained by the Lenders, Affiliates of the Lenders or any L/C Issuer or the manner in which the Lenders, Affiliates of the Lenders or any L/C Issuer allocate capital to any of their contingent liabilities (including letters of credit), advances, acceptances, commitments, assets or liabilities.

"Capital Stock” means any and all shares, interests, participations, warrants, options or other equivalents (however designated) of capital stock of a corporation or any and all equivalent ownership interests in a Person (other than a corporation).

"Capitalized Lease” means any lease or agreement to lease which is required under GAAP to be capitalized on the balance sheet of the lessee.

"Capitalized Lease Obligations” means obligations for the payment of rent for any real or personal property under leases or agreements to lease that, in accordance with GAAP, have been or should be capitalized on the books of the lessee and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

"Change of Control” has the meaning specified therefor in the Existing Revolving Credit Agreement.

"Company” means all direct and indirect subsidiaries of the Borrower (including, without limitation, Alon Interests), other than the Excluded Subsidiaries.

"Commitment Termination Date” means the Final Maturity Date. Notwithstanding anything to the contrary herein, if after receipt of the financial statements required to be delivered to the Lenders pursuant to Section 6.01(a)(ii) in respect of the Fiscal Year ending December 31, 2008 Lenders (in their sole discretion) whose Pro Rata Shares aggregate at least 50% provide written notice to the Borrower prior to April 15, 2009 of its or their intent to terminate their respective Revolving Credit Commitments, then “Commitment Termination Date” means the date that is 3 Business Days following that date upon which the Borrower receives such notice.

"Consolidated Subsidiaries” of a Person at any time shall mean those Subsidiaries of such Person whose accounts are or should in accordance with GAAP be consolidated with those of such Person.

"Default” means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

"Dollar”, “Dollars” and the symbol “$” means lawful money of the United States of America.

"Effective Date” means the date on which all the conditions set forth in Section 4.01 hereof are satisfied or waived.

"Eligible Assignee” means (i) any Lender or Affiliate of a Lender and (ii) with the consent of the Agent and the Borrower, such consents not to be unreasonably withheld or delayed, any other Person, provided, that the consent of the Borrower shall not be required after the occurrence and during the continuance of a Default or an Event of Default.

"Employee Plan” means an employee benefit plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained (or was maintained at any time during the six (6) calendar years preceding the date of any borrowing hereunder) for employees of the Companies or any of their ERISA Affiliates.

"Environmental Actions” refers to any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other written communication from any governmental agency, department, bureau, office or other authority, or any third party involving violations of Environmental Laws or Releases of Hazardous Materials (i) from any assets, properties or businesses of the Borrower or any of its Subsidiaries or any predecessor in interest; or (ii) from or onto any adjoining properties or businesses; or (iii) from or onto any facilities which received Hazardous Materials generated by the Borrower or any of its Subsidiaries or any predecessor in interest.

"Environmental Costs” means any monetary obligations, losses, liabilities (including strict liability), damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable out-of-pocket fees, disbursements and expenses of counsel, out-of-pocket expert and consulting fees and out-of-pocket costs for environmental site assessments, remedial investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any Environmental Action filed by any Governmental Authority or any third party which relate to any violations of Environmental Laws, Remedial Actions, Releases or threatened Releases of Hazardous Materials from or onto any property presently or formerly owned or operated by any Company or any Subsidiary, or a predecessor in interest to the extent relating to any Refinery, Terminal or Pipeline or any Hazardous Materials generated and disposed of offsite by any Company, or any Subsidiary of any Company or a predecessor in interest to the extent relating to any Refinery, Terminal or Pipeline.

"Environmental Law” means the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as such laws may be amended or supplemented from time to time, and any other present or future federal, state, local or foreign statute, ordinance, rule, regulation, order, judgment, decree, permit, license or other binding determination of any Governmental Authority imposing liability or establishing standards of conduct for protection of the environment.

"ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and, unless the context otherwise requires, the rules and regulations promulgated thereunder from time to time.

"ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a “controlled group” within the meaning of Sections 414(b), (c), (m) and (o) of the Internal Revenue Code.

"Event of Default” means any of the events set forth in Section 8.01 hereof.

"Excluded Subsidiaries” means (a) the Alon Louisiana Subsidiaries and (b) Paramount Petroleum Holdings and its Subsidiaries.

"Existing Intercreditor Agreement” means the Lien Subordination and Intercreditor Agreement, dated as June 22, 2006, between the “Agent” and the “Term Loan Agent” (as each term is defined in the Existing Revolving Credit Agreement) (as the same may be further amended or otherwise modified from time to time).

"Existing Loan Document” has the meaning specified in the Existing Revolving Credit Agreement.

"Existing Revolving Credit Agreement” means the Amended Revolving Credit Agreement, dated as of June 22, 2006, by and among Alon LP and all other borrowers thereunder, as borrowers, and all direct and indirect subsidiaries of the Borrower other than the Excluded Subsidiaries (as defined in the Existing Revolving Credit Agreement), as guarantors, the financial institutions from time to time party thereto, as lenders, Israel Discount Bank of New York, as administrative agent, co-arranger and collateral agent for the lenders thereto, and Bank Leumi USA, as co-arranger for the lenders thereto.

"Existing Term Loan Agreement” means the Amended and Restated Credit Agreement, dated as of June 22, 2006, among the Borrower, as borrower, the lenders party thereto, and Credit Suisse First Boston, as administrative agent.

"Existing Term Loan Documents” means the “Loan Documents” (as defined in the Existing Term Loan Agreement).

"Facility Fee” has the meaning specified therefor in Section 2.03(c)(iv).

"Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period of the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

"Final Maturity Date” means the earlier to occur of (i) the Termination Date or (ii) the date this Agreement is terminated pursuant to Section 9.01(a) or Section 9.01(b) hereof.

"Financial Statements” means (i) the audited consolidated balance sheets, consolidated statements of income and consolidated statements of stockholders’ equity and consolidated statements of cash flow of the Borrower and its Consolidated Subsidiaries as of December 31, 2007, audited by KPMG, LLP, and (ii) the unaudited consolidated balance sheets, consolidated statements of income and consolidated statements of cash flow of the Borrower and its Consolidated Subsidiaries as of the Fiscal Quarter ending March 31, 2008, reviewed by KPMG, LLP.

"Fiscal Month” means a fiscal month of the Borrower and its Consolidated Subsidiaries ending on the last day of a calendar month.

"Fiscal Quarter” means a fiscal quarter of the Borrower and its Consolidated Subsidiaries ending on March 31, June 30, September 30 or December 31.

"Fiscal Year” means a fiscal year of the Borrower and its Consolidated Subsidiaries ending on December 31 of each year.

"Fixed Assets” means any Refinery, any other refinery, any Terminal, any Pipeline and any other real property, fixture or equipment of any Company wherever located and whether now or hereafter existing or arising and whether now owned or hereafter acquired.

"GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis.

"Governmental Authority” means any nation or government, any state or other political subdivision thereof and any department, commission, board, bureau, instrumentality, agency, court or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

"Hazardous Materials” shall include (i) any element, compound, or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substances, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste that contains hazardous constituents under Environmental Laws; (ii) petroleum and its refined products; (iii) polychlorinated biphenyls; (iv) any substance exhibiting a hazardous waste characteristic including but not limited to corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (v) any asbestos-containing materials and manufactured products containing Hazardous Materials.

"Hedging Agreement” means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor, exchange transaction, forward agreement, or other forward or other exchange or protection agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity (including, without limitation, Hydrocarbons or Hydrocarbon Products, and whether or not the subject commodities are to be delivered) or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement, all as amended or otherwise modified from time to time.

"Hydrocarbon Products” means all liquid, semi-liquid and gaseous Hydrocarbon products of a Company derived from Hydrocarbons and/or other feedstocks and blendstocks processed at any Refinery, including, without limitation, crude oil, gasoline, diesel fuel, jet fuel, bitumen, asphalt, propane, propylene, butane, benzene, aromatic solvents, carbon black oil and sulfur.

"Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, and any other liquid or gaseous hydrocarbons and all products refined or separated therefrom.

"IDB” means Israel Discount Bank of New York.

"Indebtedness” means as to any Person, without duplication, (i) indebtedness for borrowed money; (ii) indebtedness for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of business and payable in accordance with customary practices); (iii) indebtedness evidenced by bonds, debentures, notes or other similar instruments (other than performance, surety and appeal or other similar bonds arising in the ordinary course of business); (iv) obligations and liabilities secured by a Lien upon property owned by such Person, whether or not owing by such Person and even though such Person has not assumed or become liable for the payment thereof; (v) obligations and liabilities directly or indirectly guaranteed by such Person; (vi) obligations or liabilities created or arising under any conditional sales contract or other title retention agreement with respect to property used and/or acquired by such Person, whether or not the rights and remedies of the lessor, seller and/or lender thereunder are limited to repossession of such property; (vii) Capitalized Lease Obligations; (viii) all liabilities in respect of letters of credit, acceptances and similar obligations created for the account of such Person; (ix) net liabilities of such Person under (A) Hedging Agreements and (B) foreign currency exchange agreements, each calculated on a basis reasonably satisfactory to the Agent and in accordance with accepted practice; and (x) all other items which, in accordance with GAAP, would be included as liabilities on the liability side of the balance sheet of such Person.

"Indemnitees” has the meaning specified therefor in Section 9.16 hereof.

"Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time.

"Inventory” means all Hydrocarbons, Hydrocarbon Products, other goods and other merchandise of a Person including, but not limited to, all raw materials, work in process, finished goods, materials and supplies of every nature used or usable in connection with the manufacture, shipping, storing, advertising or sale of such goods and merchandise, whether now owned or hereafter acquired and all such property the sale or other disposition of which may give rise to Accounts Receivable.

"L/C Issuer” means each of IDB and Bank Leumi, each in their respective capacities as an issuer of Letters of Credit pursuant to Sections 2.01 and 2.03(a).

"Lender” and “Lenders” have the meanings specified therefor in the preamble hereto.

"Letter of Credit” has the meaning specified therefor in Section 2.01(a).

"Letter of Credit Administration Fee” has the meaning specified therefor in Section 2.03(c)(ii).

"Letter of Credit Application” has the meaning specified therefor in Section 2.01(a).

"Letter of Credit Collateral Account” has the meaning specified therefor in Section 2.01(b).

"Letter of Credit Fees” means, collectively, (i) the Letter of Credit Administration Fees, (ii) the Letter of Credit Issuance Fees and the Letter of Credit Issuance Amendment Fees, (iii) the Unused Line Fee, (iv) the Facility Fee, and (v) the charges of the L/C Issuers payable by the Borrower in accordance with Section 2.03(c)(v).

"Letter of Credit Issuance Amendment Fee” has the meaning specified therefor in Section 2.03(c)(iii).

"Letter of Credit Issuance Fee” has the meaning specified therefor in Section 2.03(c)(iii).

"Letter of Credit Obligations” means, at any time and without duplication, the sum of (i) the Reimbursement Obligations at such time, plus (ii) the aggregate maximum amount available for drawing under the Letters of Credit outstanding at such time, plus (iii) all amounts for which the L/C Issuer may be liable pursuant to any Letter of Credit in connection with any steamship guaranty, airway release, indemnity or delivery order issued by the L/C Issuer at the request of or for the benefit of the Borrower, in each case as calculated by the L/C Issuer.

"Lien” means any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, including but not limited to any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

"Loan Account” means one or more ledger accounts for the Borrower maintained at the Payment Office of the Agent in the name of the Borrower under which the Borrower will be charged with all Reimbursement Obligations and all other Obligations incurred by the Borrower or such other account as the Agent shall designate from time to time.

"Loan Documents” means this Agreement, the Revolving Credit Notes, the Letter of Credit Applications, and all other instruments, agreements and other documents executed and delivered pursuant hereto or thereto.

"Material Adverse Effect” means a material adverse effect upon (i) the business, condition (financial or otherwise), operations, properties or prospects of the Borrower or the Companies taken as a whole, (ii) the ability of the Borrower to perform any of its material obligations hereunder or under any other Loan Document to which it is a party, or (iii) the rights, powers and remedies of the Agent and the Lenders under this Agreement or any other Loan Document or the legality, validity or enforceability of this Agreement or any other Loan Document.

"Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

"Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA for which any Company or any of their ERISA Affiliates has contributed to, or has been obligated to contribute to, at any time during the six (6) years preceding the date hereof.

"Obligations” means (i) the obligations of the Borrower to pay, as and when due and payable (by scheduled maturity or otherwise), all amounts from time to time owing by them in respect of any Loan Document to which the Borrower is a party, whether for principal, interest (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to bankruptcy, insolvency or reorganization of the Borrower, whether or not a claim for post-filing interest is allowed in such proceeding), Letter of Credit Obligations, fees, commissions, expense reimbursements, indemnifications or otherwise, and (ii) the obligations of the Borrower to perform or observe all of its other obligations from time to time existing under any Loan Document to which the Borrower is a party.

"Other Taxes” has the meaning specified therefor in Section 2.05(a).

"Paramount Petroleum Holdings” means Alon Paramount Holdings, Inc., a Delaware corporation and a wholly-owned Subsidiary of Alon Assets.

"Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

"Payment Office” means the Agent’s offices located at 511 Fifth Avenue, New York, New York, 10017, or such other offices as may be designated in writing from time to time by the Agent to the Borrower and, when used in connection with any payments made to the Agent, shall mean the Agent Account.

"Permitted Lien” means:

(a) Liens for taxes, assessments or governmental charges or levies to the extent that the payment thereof shall not be required by Section 6.01(b);

(b) Liens created by operation of law (other than Liens created under Environmental Laws), such as materialmen’s liens, mechanics’ liens and other similar Liens, arising in the ordinary course of business and securing claims the payment of which shall not be required by Section 6.01(b);

(c) deposits, pledges or Liens (other than Liens arising under ERISA or the Internal Revenue Code) securing (A) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, (B) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations, or (C) obligations on surety or appeal bonds, but only to the extent such deposits, pledges or Liens are incurred or otherwise arise in the ordinary course of business and secure obligations which are not past due;

(d) easements, rights-of-way, zoning and similar restrictions and other similar charges and encumbrances on the use of real property and minor irregularities in the title thereto which do not (A) secure obligations for the payment of money or (B) materially impair the value of such property or materially impair the use thereof by any of the Companies or any of their Subsidiaries in the normal conduct of such Person’s business; and

(e) Liens created under the Existing Term Loan Documents; provided, that such Liens shall secure only those obligations which they secure on the date hereof and modifications, extensions, renewals and replacements thereof permitted under the Existing Intercreditor Agreement and the Existing Revolving Credit Agreement (as in effect on the date hereof).

"Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or Governmental Authority.

"Pipelines” has the meaning specified in the Existing Revolving Credit Agreement.

"Post-Default Rate” means a rate of interest per annum equal to the rate of interest otherwise in effect plus 5% or, if no other rate of interest is in effect, the Prime Rate plus 5%.

"Prime Rate” means the rate of interest publicly announced by IDB in New York, New York from time to time as its prime rate. The prime rate is determined from time to time by IDB as a means of pricing some loans to its borrowers and neither is tied to any external rate of interest or index, nor necessarily reflects the lowest rate of interest actually charged by IDB to any particular class or category of customers. Each change in the Prime Rate shall be effective on the first day of the month following the date such change is announced.

"Pro Rata Share” means:

(a) with respect to a Lender’s obligation to participate in Letters of Credit, to reimburse the Agent and right to receive payments of fees with respect thereto, the percentage obtained by dividing (i) such Lender’s Revolving Credit Commitment, by (ii) the Total Commitment, provided that, if the Total Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s interest in the Letter of Credit Obligations and the denominator shall be the aggregate unpaid principal amount of all Letter of Credit Obligations; and

(b) with respect to all other matters (including, without limitation, the indemnification obligations arising under Section 7.06), the percentage obtained by dividing (i) such Lender’s Revolving Credit Commitment by (ii) the Total Commitment, provided that, if such Lender’s Revolving Credit Commitment shall have been reduced to zero, such Lender’s Revolving Credit Commitment shall be deemed to be the aggregate unpaid principal amount of such Lender’s interest in the Letter of Credit Obligations, and if the Total Commitment shall have been reduced to zero, the Total Commitment shall be deemed to be the aggregate unpaid principal amount of all Letter of Credit Obligations.

"Refinery” means a refinery owned by a Company (including, without limitation, any Significant Refinery), such Company’s interest in the real property on which such refinery is situated, use or license rights covering tracts of land adjoining any railroad lines, spurs or sidings within the boundary of such refinery site, all easements, rights of way and privileges granted to such Company within or adjoining the refinery site, all improvements, all machinery and equipment thereon, and the interest of such Company as lessee in all leases of personal property used or held for use by such Company in connection with such refinery.

"Reimbursement Obligations” means the obligations of the Borrower to reimburse the applicable L/C Issuer and the Lenders for amounts payable by the applicable L/C Issuer or the Lenders under a Letter of Credit in respect of any drawing made under any Letter of Credit, together with interest thereon as provided in Section 2.03(b).

"Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping, or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including ambient air, soil, surface or ground water.

"Remedial Action” means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) any other actions authorized by 42 U.S.C. 9601.

"Reportable Event” means an event described in Section 4043 of ERISA (other than an event described in Section 4043(c)(7) of ERISA.

"Required Lenders” means, at any time, Lenders whose Pro Rata Shares aggregate at least 51%.

"Responsible Officer” means a person that is any of the chairman of the board of directors, chief executive officer, or chief financial officer of any Person.

"Revolving Credit Commitment” means, with respect to each Lender, the revolving credit commitment of such Lender as set forth in Schedule B hereto, as the same may be adjusted from time to time pursuant to the terms of this Agreement.

"Revolving Credit Notes” means each promissory note of the Borrower, in form and substance reasonably satisfactory to the Agent, made payable to the order of a Lender and evidencing the Indebtedness and other Obligations resulting from any drawing on a Letter of Credit and delivered to the Agent, as such promissory note may be modified or extended from time to time, and any promissory note or notes issued in exchange or replacement therefor.

"SEC” means the United States Securities and Exchange Commission and any successor thereto.

"Securities Act” means the Securities Act of 1933, as in effect from time to time.

"Significant Refinery” means Big Spring Refinery.

"Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is not less than the total amount of its liabilities (including, without limitation, liabilities on all claims, whether or not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured) of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

"Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

"Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, association or other entity (i) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (ii) of which more than 50% of (A) the outstanding Capital Stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors of such corporation, (B) the interest in the capital or profits of such partnership or limited liability company or (C) the beneficial interest in such trust or estate is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person.

"Taxes” has the meaning specified therefor in Section 2.05.

"Terminals” has the meaning specified in the Existing Revolving Credit Agreement.

"Termination Date” means January 1, 2010.

"Termination Event” means (i) a Reportable Event with respect to any Employee Plan, (ii) any event that causes the Borrower or any of its ERISA Affiliates to incur liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Internal Revenue Code, (iii) the filing of a notice of intent to terminate an Employee Plan under Section 4041 of ERISA, (iv) the institution of proceedings by the Pension Benefit Guaranty Corporation to terminate an Employee Plan, or (v) any other event or condition that would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Plan.

"Total Commitment” means the sum of the amounts of the Lenders’ Revolving Credit Commitments.

"Unused Line Fee” has the meaning specified therefor in Section 2.03(c)(i) hereof.

Section 1.02 Accounting and Other Terms. Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP applied on a basis consistent with those used in preparing the Financial Statements. All terms used in this Agreement which are defined in Article 8 or Article 9 of the Uniform Commercial Code in effect in the State of New York on the date hereof and which are not otherwise defined herein shall have the same meanings herein as set forth therein. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible. References in this Agreement to “determination” by the Agent include good faith estimates by the Agent (in the case of quantitative determinations) and good faith beliefs by the Agent (in the case of qualitative determinations).

Section 1.03 Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern standard time or Eastern daylight saving time, as in effect in New York City on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”, provided, however, that with respect to a computation of fees or interest payable to the Agent, the Lenders or the L/C Issuer, such period shall in any event consist of at least one full day.

ARTICLE II

LETTERS OF CREDIT

Section 2.01 Letters of Credit.

(a) Commitment to Issue. The Borrower has requested each L/C Issuer to establish and open, from time to time commencing on the Effective Date to the 21st day prior to the Commitment Termination Date, standby letters of credit, which shall not have expiration dates that exceed 92 days from the date of issuance (the “Letters of Credit”), and each L/C Issuer has agreed to do so, subject to the terms hereof and each Letter of Credit Application (as hereinafter defined). The Borrower will be the account party for each application for a Letter of Credit, which shall be substantially in the form of Exhibit B hereto or on a computer transmission system approved by the applicable L/C Issuer or such other written form or written transmission system as may from time to time be approved by the applicable L/C Issuer, and shall be duly completed in a manner reasonably acceptable to the applicable L/C Issuer, together with such other certificates, agreements, documents and other papers and information as the applicable L/C Issuer may reasonably request (the “Letter of Credit Application”). In the event of any conflict between the terms of the Letter of Credit Application and this Agreement, unless otherwise expressly provided herein, the terms of this Agreement shall control.

(b) Limitations. The sum of (i) the aggregate maximum amount available for drawing under all Letters of Credit outstanding at such time and (ii) the aggregate Reimbursement Obligations (but excluding any interest thereon) shall not exceed the Total Commitment, nor shall the aggregate Letter of Credit Obligations (based on the Actual Liability Supported) exceed the difference between (i) the then current Borrowing Base and (ii) the sum of (A) the aggregate “Letter of Credit Obligations” (as defined in the Existing Revolving Credit Agreement, based on the Actual Liability Supported), and (B) the aggregate principal amount of the outstanding “Revolving Credit Loans” (as defined in the Existing Revolving Credit Agreement). Expiration dates of any Letters of Credit shall not be extended for more than 92 days from the then current expiration date. Each Letter of Credit shall be issued only for the purpose of supporting the purchase of crude oil by Alon LP for the Big Spring Refinery. In addition, the terms and conditions of all Letters of Credit, all changes or modifications thereto and all documents in connection therewith shall in all respects be subject to the prior approval of the Agent and the applicable L/C Issuer in the reasonable exercise of their sole and absolute discretion; provided, however, that the expiry date of all Letters of Credit shall be no later than fifteen days prior to the Final Maturity Date unless the Agent receives evidence satisfactory to it that, no less than fifteen days prior to the Final Maturity Date, either (A) such Letters of Credit shall be cash collateralized in an amount equal to 110% of the face amount of such Letters of Credit by deposit of cash in such amount in the Letter of Credit Collateral Account or (B) the Borrower shall provide the Agent with an indemnification, in form and substance satisfactory to the Agent, from a commercial bank or other financial institution acceptable to the Agents for any Letter of Credit Obligations with respect to such Letters of Credit.

(c) Reimbursement; Obligations Absolute. The Borrower shall reimburse the applicable L/C Issuer through the Agent for any drawing under a Letter of Credit not later than 11:00 a.m. (New York City time) on the Business Day immediately following the date the Borrower receives notice of such drawing in immediately available funds. The obligations of the Borrower to each L/C Issuer with respect to any drawing under a Letter of Credit shall be absolute, irrevocable and unconditional, without any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(ii) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary named in such Letter of Credit or any transferee of such Letter of Credit (or any Person for whom any such transferee may be acting), the Agent, any L/C Issuer, any Lender, or any other Person, whether in connection with this Agreement, such Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the Borrower or other party and the beneficiary named in such Letter of Credit);

(iii) any draft, certificate or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

(v) any failure by an L/C Issuer or the Agent to provide any notices required pursuant to this Agreement relating to such Letter of Credit;

(vi) any payment by an L/C Issuer under any Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or

(vii) the occurrence of any Default or Event of Default; or

(viii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it by an L/C Issuer and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify such L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against such L/C Issuer and its correspondents unless such notice is given as aforesaid. Nothing herein shall limit any rights or remedies the Borrower may have to commence and prosecute a separate and independent action, suit or proceeding against an L/C Issuer for gross negligence or willful misconduct in connection with any drawing under a Letter of Credit as determined by a final judgment of a court of competent jurisdiction except that any damages for which such L/C Issuer may be liable shall be limited to direct and not consequential damages.

(d) Loan Account. The Agent shall have the right, without notice to the Borrower, to charge the Loan Account with the amount of any and all indebtedness, liabilities and obligations of any kind due and payable under this Agreement (including Reimbursement Obligations, indemnification for breakage costs, capital adequacy and reserve requirement charges due and payable under this Agreement) incurred by an L/C Issuer with respect to a Letter of Credit to the extent not paid by the Borrower when due. Any amount charged to the Loan Account shall constitute “Obligations” under this Agreement and shall be deemed an advance made by the Lenders to the Borrower, funded by the Agent on behalf of the Lenders. Any charges, fees, commissions, costs and expenses charged by an L/C Issuer in connection with or arising out of Letters of Credit or transactions relating thereto pursuant to the application and agreement for letter of credit or other related agreements or documents executed by the Borrower in connection with any such Letter of Credit will be charged by the Agent to the Loan Account in full and, when charged, shall be conclusive and binding on the Borrower absent manifest error. Each of the Lenders and the Borrower agrees that the Agent shall have the right to make such charges regardless of whether any Event of Default or Default shall have occurred and be continuing or whether any of the conditions precedent in Section 4.02 have been satisfied.

(e) Evidence of Debt. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender under this Agreement, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Agent shall maintain accounts in which it shall record (i) the amount of each drawing in respect of a Letter of Credit made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder for the account of the Lenders and each Lender’s share thereof. The entries made in the accounts maintained pursuant to this paragraph shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay its Obligations in accordance with the terms of this Agreement. Any Lender may request that such Obligations be evidenced by a Revolving Credit Note. In such event, the Borrower shall execute and deliver to such Lender a Revolving Credit Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Obligations evidenced by such Revolving Credit Note and interest thereon shall at all times (including after assignment pursuant to Section 9.08) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

(f) Indemnification. The Borrower unconditionally indemnifies the Agent, each L/C Issuer and each Lender and agrees to hold the Agent, each L/C Issuer and each Lender harmless from any and all loss, claim or liability incurred by the Agent, any L/C Issuer or any Lender arising from any transactions or occurrences relating to Letters of Credit, any drafts or acceptances thereunder, and all Obligations in respect thereof, including any such loss or claim due to any action taken by an L/C Issuer, other than for any such loss, claim or liability arising out of the gross negligence or willful misconduct of the Agent, such L/C Issuer or such Lender as determined by a final judgment of a court of competent jurisdiction.

(g) Responsibility for Underlying Goods. None of the Agent, the Lenders or the L/C Issuers shall be responsible for the existence, character, quality, quantity, condition, value or delivery of the fuel, fuel by-products or other goods purporting to be represented by any documents; any difference or variation in the character, quality, quantity, condition, value or delivery of such goods from that expressed in the documents; the validity, sufficiency or genuineness of any documents or of any endorsements thereof even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; the time, place, manner or order in which shipment is made; partial or incomplete shipments, or failure or omission to ship any or all of such goods referred to in the Letters of Credit or other documents; any deviation from instructions, delay, default, or fraud by the shipper and/or anyone else in connection with such goods or the shipping thereof; or any breach of contract between the shipper or vendors and the Borrower. Furthermore, without limiting any of the foregoing, none of the Agent, the L/C Issuers and the Lenders shall be responsible for any act or omission with respect to or in connection with any goods covered by any Letter of Credit.

(h) Certain Actions. The Borrower agrees that any action taken by the Agent, any L/C Issuer or any Lender, if taken in good faith, under or in connection with a Letter of Credit, the drafts or acceptances, the guarantees or any or all of the goods referred to in a Letter of Credit or other related document, shall be binding on the Borrower and shall not cause any of the Agent, the L/C Issuers or the Lenders to have any liability to the Borrower. In furtherance of the foregoing, each L/C Issuer shall have the full right and authority to clear and resolve any questions of non-compliance of documents; to give any instructions as to acceptance or rejection of any documents or goods; to execute any and all steamship or airways guaranties (and applications therefor), indemnities or delivery orders; to grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances or documents; and to agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances, all in such L/C Issuer’s sole name, without any notice to or any consent from the Borrower or any Lender. Each L/C Issuer shall use reasonable efforts to consult with the Borrower before taking any action pursuant to this Section.

(i) Restrictions on Certain Borrower Actions. Without the applicable L/C Issuer’s express consent, the Borrower agrees: (i) not to execute any and all applications for steamship or airway guaranties, indemnities or delivery orders; to grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances or documents; or to agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or Letter of Credit Applications; and (ii) after the occurrence and during the continuance of an Event of Default, not to (A) clear and resolve any questions of non-compliance of documents, or (B) give any instructions as to acceptances or rejection of any documents or goods, without the Agent’s and the applicable L/C Issuer’s prior written consent.

(j) Import Issues. The Borrower agrees that (i) any necessary and material import, export or other license or certificate for the import or handling of Inventory will have been promptly procured; and (ii) all foreign and domestic material governmental laws and regulations in regard to the shipment and importation of Inventory or the financing thereof will have been promptly and fully complied with, in each case, where the failure to obtain such certificate or license or the failure to comply with such laws and regulations would have a Material Adverse Effect; and any certificates in that regard that the Agent or any L/C Issuer may at any time reasonably request will be promptly furnished. In this connection, the Borrower warrants and represents that all shipments made under any Letters of Credit are in accordance with all material laws and regulations of the countries in which the shipments originate and terminate, and are not prohibited by any such laws and regulations. As between the Borrower, on the one hand, and the Agent, the Lenders and the L/C Issuers, on the other hand, the Borrower assumes all risk, liability and responsibility for, and agrees to pay and discharge, all present and future local, state, federal or foreign taxes, duties, or levies. As between the Borrower, on the one hand, and the Agent, the Lenders and the L/C Issuers, on the other hand, any embargo, restriction, laws, customs or regulations of any country, state, city, or other political subdivision, where such Inventory is or may be located, or wherein payments are to be made, or wherein drafts may be drawn, negotiated, accepted, or paid, shall be solely the Borrower’s risk, liability and responsibility.

(k) Subrogation. Upon any payments made to an L/C Issuer by the Agent or the Lenders as reimbursement for payments made by such L/C Issuer under any Letter of Credit, the Agent or the Lenders, as the case may be, shall, without prejudice to their rights under this Agreement (including that such unreimbursed amounts shall constitute Obligations hereunder), acquire by subrogation, any rights, remedies, duties or obligations granted or undertaken by the Borrower in favor of such L/C Issuer in any application for Letters of Credit, any standing agreement relating to Letters of Credit or otherwise, all of which shall be deemed to have been granted to the Agent and the Lenders and apply in all respects to the Agent and the Lenders and shall be in addition to any rights, remedies, duties or obligations contained herein.

Section 2.02 Participations.

(a) Participations in Bank Leumi Letters of Credit.

(i) Purchase of Participations by Agent in Bank Leumi Letters of Credit. Immediately upon issuance by Bank Leumi, as L/C Issuer, of any Letter of Credit pursuant to this Agreement, the Agent shall be deemed to have irrevocably and unconditionally purchased and received from Bank Leumi, as L/C Issuer, without recourse or warranty, an undivided interest and participation in all obligations of Bank Leumi, as L/C Issuer, in such Letter of Credit (including, without limitation, all Reimbursement Obligations of the Borrower with respect thereto pursuant to the Letters of Credit, the Letters of Credit Applications or otherwise).

(ii) Sharing of Payments. In the event that Bank Leumi, as L/C Issuer, makes any payment in respect of a Letter of Credit and the Borrower shall not have repaid such amount to the Agent for the account of the L/C Issuer as provided in Section 2.01(c), the Agent shall charge the Loan Account in the amount of the Reimbursement Obligation, in accordance with Sections 2.01(d) and 3.01.

(iii) Obligations Irrevocable. The obligations of the Agent to make payments for the account of the L/C Issuer with respect to a Letter of Credit issued by Bank Leumi, as L/C Issuer, shall be irrevocable, without any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(A) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(B) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary named in such Letter of Credit or any transferee of such Letter of Credit (or any Person for whom any such transferee may be acting), the Agent, Bank Leumi, as L/C Issuer, any Lender, or any other Person, whether in connection with this Agreement, such Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the Borrower or other party and the beneficiary named in such Letter of Credit);

(C) any draft, certificate or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(D) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

(E) any failure by Bank Leumi, as L/C Issuer, or the Agent to provide any notices required pursuant to this Agreement relating to such Letter of Credit;

(F) any payment by Bank Leumi, as L/C Issuer, under any of the Letters of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or

(G) the occurrence of any Default or Event of Default.

(b) Participations in Obligations to Agent in Respect of Bank Leumi Letters of Credit.

(i) Purchase of Participations by Lenders in Respect of Bank Leumi Letters of Credit. Immediately upon issuance by Bank Leumi, as L/C Issuer, of any Letter of Credit pursuant to this Agreement, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Agent, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Pro Rata Share, in all obligations of the Agent to reimburse Bank Leumi, as L/C Issuer, in such Letter of Credit (including, without limitation, all Reimbursement Obligations of the Borrower with respect thereto pursuant to the Letters of Credit, the Letters of Credit Applications or otherwise).

(ii) Sharing of Payments. In the event that the Agent makes any payment to Bank Leumi, as L/C Issuer, in respect of a Letter of Credit pursuant to Section 2.02(a), the Agent shall charge the Loan Account in the amount of the Reimbursement Obligation, in accordance with Sections 2.01(d) and 3.01.

(iii) Obligations Irrevocable. The obligations of a Lender to make payments to the Agent (to reimburse the Agent for payments made to Bank Leumi with respect to a Letter of Credit issued by Bank Leumi, as L/C Issuer), shall be irrevocable, without any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(A) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(B) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary named in such Letter of Credit or any transferee of such Letter of Credit (or any Person for whom any such transferee may be acting), the Agent, Bank Leumi, as L/C Issuer, any Lender, or any other Person, whether in connection with this Agreement, such Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the Borrower or other party and the beneficiary named in such Letter of Credit);

(C) any draft, certificate or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(D) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

(E) any failure by Bank Leumi, as L/C Issuer, or the Agent to provide any notices required pursuant to this Agreement relating to such Letter of Credit;

(F) any payment by Bank Leumi, as L/C Issuer, under any of the Letters of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or

(G) the occurrence of any Default or Event of Default.

(c) Participations in IDB Letters of Credit.

(i) Purchase of Participations in IDB Letters of Credit. Immediately upon issuance by IDB, as L/C Issuer, of any Letter of Credit pursuant to this Agreement, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from IDB, as L/C Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Pro Rata Share, in all obligations of IDB, as L/C Issuer, in such Letter of Credit (including, without limitation, all Reimbursement Obligations of the Borrower with respect thereto pursuant to the Letters of Credit, the Letters of Credit Applications or otherwise).

(ii) Sharing of Payments. In the event that IDB, as L/C Issuer, makes any payment in respect of a Letter of Credit and the Borrower shall not have repaid such amount to the Agent for the account of IDB, as L/C Issuer, as provided in Section 2.01(c) the Agent shall charge the Loan Account in the amount of the Reimbursement Obligation, in accordance with Sections 2.01(d) and 3.01.

(iii) Obligations Irrevocable. The obligations of a Lender to make payments to the Agent for the account of IDB, as L/C Issuer, with respect to a Letter of Credit shall be irrevocable, without any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(A) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(B) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary named in such Letter of Credit or any transferee of such Letter of Credit (or any Person for whom any such transferee may be acting), the Agent, IDB, as L/C Issuer, any Lender, or any other Person, whether in connection with this Agreement, such Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the Borrower or any other party and the beneficiary named in such Letter of Credit);

(C) any draft, certificate or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(D) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

(E) any failure by IDB, as L/C Issuer, or the Agent to provide any notices required pursuant to this Agreement relating to such Letter of Credit;

(F) any payment by IDB, as L/C Issuer, under any of the Letters of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or

(G) the occurrence of any Default or Event of Default.

Section 2.03 Issuance of Letters of Credit; Interest; Fees.

(a) Request for Issuance. The Borrower may from time to time, upon notice not later than 12:00 noon, New York City time, at least three Business Days in advance, request an L/C Issuer to establish or open a Letter of Credit by delivering to the Agent, with a copy to such L/C Issuer, a Letter of Credit Application, together with any necessary related documents. The Agent shall direct such L/C Issuer not to issue a Letter of Credit if the Agent shall have received written notice from the Required Lenders on the Business Day immediately preceding the proposed issuance date for such Letter of Credit that one or more of the conditions precedent in Section 4.02 will not have been satisfied on such date, and neither any L/C Issuer nor the Agent shall otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 4.02 have been satisfied. The Borrower will make a good faith effort to request Letters of Credit from each L/C Issuer in proportion to such L/C Issuer’s respective Pro Rata Share of the Obligations; provided that if (i) Availability is less than $5,000,000 or (ii) an Event of Default has occurred and is continuing, then only IDB, in its capacity as an L/C Issuer, may issue Letters of Credit for the account of the Borrower.

(b) Interest. All outstanding Reimbursement Obligations in respect of reimbursement for any drawing made under any Letter of Credit shall bear interest, from the date of such drawing until the date such amount is paid in full, at a fluctuating interest rate per annum equal at all times to the Post-Default Rate, provided that if no Event of Default then exists, the Reimbursement Obligations in respect of any drawing on a Letter of Credit shall bear interest, from the date of such drawing until three Business Days thereafter, at a fluctuating interest rate per annum equal to the Prime Rate plus 2%, and at all times after such third Business Day until the date such amount is paid in full, at a fluctuating interest rate per annum equal at all times to the Post-Default Rate. All other Obligations shall bear interest, from the date such Obligation is incurred until the date such Obligation is paid in full, at a fluctuating interest rate per annum equal at all times to the Post-Default Rate. Interest at the Post-Default Rate shall be payable on demand. The Borrower hereby authorizes the Agent to, and the Agent may, from time to time, charge the Loan Account pursuant to Section 3.01 with the amount of any interest payment due hereunder. All interest shall be computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed.

(c) Fees.

(i) From and after the Effective Date until the Final Maturity Date, the Borrower shall pay to the Agent for the account of the Lenders in accordance with the Lenders’ respective Pro Rata Shares and in immediately available funds, an unused line fee (the “Unused Line Fee”) accruing at the rate of 30/100th of 1% (0.30%) per annum on the excess, if any, of the Total Commitment over the then outstanding Letter of Credit Obligations. The Unused Line Fee shall be payable quarterly in arrears on the first Business Day of each January, April, July and October, commencing October 1, 2008 and shall be non-refundable.

(ii) The Borrower shall pay to the Agent for the ratable account of the L/C Issuers for each Letter of Credit issued hereunder, a nonrefundable administration fee (a “Letter of Credit Administration Fee”) equal to 0.10% of the stated amount of such Letter of Credit, payable on the date such Letter of Credit is issued.

(iii) The Borrower shall pay to the Agent for the account of the Lenders, in accordance with the Lenders’ respective Pro Rata Shares, (A) for each Letter of Credit issued hereunder, a nonrefundable issuance fee (a “Letter of Credit Issuance Fee”) equal to 3.0% per annum of the stated amount of such Letter of Credit, payable on the date such Letter of Credit is issued, and (B) for any amendment to an existing Letter of Credit that increases the stated amount of such Letter of Credit or extends the expiration date thereof, a nonrefundable amendment fee (a “Letter of Credit Issuance Amendment Fee”) equal to 3.0% per annum of the increase in the stated amount of such Letter of Credit or for the period of extension, payable on the date of such increase or extension.

(iv) The Borrower shall pay to the Agent for the account of the Lenders, in accordance with the Lenders’ respective Pro Rata Shares, a nonrefundable upfront fee (a “Facility Fee”) in an aggregate amount equal to $450,000. The Facility Fee shall be paid on the Effective Date and shall be deemed fully earned when paid.

(v) The Borrower shall pay to each L/C Issuer the standard charges from time to time assessed by such L/C Issuer in connection with the issuance, administration, amendment, payment or cancellation of Letters of Credit.

(vi) The Borrower hereby authorizes the Agent to, and the Agent may, from time to time, charge the Loan Account pursuant to Sections 2.01(d) and 3.01 of this Agreement with the amount of any Letter of Credit Fees or other charges not paid when due under this Section 2.03.

Section 2.04 Reduction of Total Commitment.

(a) The Total Commitment shall terminate on the Commitment Termination Date. The Borrower may, without premium or penalty, reduce the Total Commitment to an amount (which may be zero) not less than the sum of (A) the Letter of Credit Obligations at such time and (B) the stated amount of all Letters of Credit not yet issued as to which a request has been made and not withdrawn. Each such reduction (1) shall be in an amount which is an integral multiple of $1,000,000 (unless the Total Revolving Credit Commitment in effect immediately prior to such reduction is less than $1,000,000), (2) shall be made by providing not less than five Business Days’ prior written notice to the Agent, and (3) shall be irrevocable. Once reduced, the Total Commitment may not be increased. Each such reduction of the Total Commitment shall reduce the Revolving Credit Commitment of each Lender proportionately in accordance with its Pro Rata Share thereof.

(b) All funds deposited on a Business Day into the Agent Account or directly to the Payment Office or any other account designated by the Agent to the Borrower shall be applied by the Agent to the payment, in whole or in part, to the outstanding Obligations as of such Business Day, subject to Section 3.01.

Section 2.05 Taxes.

(a) All payments by the Borrower hereunder, under the Revolving Credit Notes or under any other Loan Document shall be made without set-off, counterclaim, deduction or other defense. All such payments shall be made free and clear of and without deduction for any present or future income, franchise, sales, use, excise, stamp or other taxes, levies, imposts, deductions, charges, fees, withholdings, restrictions or conditions of any nature now or hereafter imposed, levied, collected, withheld or assessed by any jurisdiction (whether pursuant to United States Federal, state, local or foreign law) or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities, excluding taxes on the net income of, and branch profit taxes of, and franchise taxes imposed on, any Lender, the Agent or any L/C Issuer imposed by the jurisdiction in which such Lender, the Agent or such L/C Issuer is organized or any political subdivision thereof or taxing authority thereof or any jurisdiction in which such Person’s principal office or relevant lending office is located or any political subdivision thereof or taxing authority thereof (such nonexcluded taxes being hereinafter collectively referred to as “Taxes”). If the Borrower is required by law to deduct or to withhold any Taxes from or in respect of any amount payable hereunder, (i) the amount so payable shall be increased to the extent necessary so that after making all required deductions and withholdings (including Taxes on amounts payable to the Lenders, the Agent or the L/C Issuers pursuant to this sentence) the Lenders, the Agent or the L/C Issuers receive an amount equal to the sum they would have received had no such deductions or withholdings been made, (ii) the Borrower shall make such deductions or withholdings, and (iii) the Borrower shall pay the full amount deducted or withheld to the relevant taxation authority in accordance with applicable law; provided, however, that if a Lender assigns its rights pursuant to Section 9.08 hereof and such assignment would (but for this proviso) cause the assignee Lender, immediately after such assignment, to be entitled to receive any greater payments under this Section 2.05 in respect of United States Federal, state, local or foreign withholding taxes than would have been made but for such assignment, then such assignee Lender shall not be entitled to receive any such greater payments than such assigning Lender would have been entitled to receive with respect to the rights assigned if such assignment had not taken place unless (A) such assignment had been at the request of, or with the consent of, the Borrower or (B) an Event of Default has occurred and is continuing at the time of such assignment. Whenever any Taxes are payable by the Borrower, as promptly as possible thereafter, the Borrower shall send the Lenders, the L/C Issuers and the Agent an official receipt (or, if an official receipt is not available, such other documentation as shall be reasonably satisfactory to the Lenders, the L/C Issuers or the Agent, as the case may be) showing payment. In addition, the Borrower agrees to pay any present or future taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, recordation or filing of, or otherwise with respect to, this Agreement, the Revolving Credit Notes, the Letters of Credit or any other Loan Document, except as provided above with respect to taxes on the net income of, and branch profit taxes of, and franchise taxes imposed on, any Lender, the Agent or any L/C Issuer (such nonexcluded taxes being hereinafter collectively referred to as “Other Taxes”).

(b) The Borrower agrees to indemnify the Lenders, the Agent and the L/C Issuer for the amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.05) paid by any Lender, the Agent or the L/C Issuer and any liability (including penalties, interest and expenses for nonpayment, late payment or otherwise) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be paid within 30 days from the date on which such Lender, the Agent or such L/C Issuer makes written demand which demand shall identify the nature and amount of Taxes or Other Taxes for which indemnification is being sought and the basis of the claim.

(c) Each Lender that is organized in a jurisdiction other than the United States, a State thereof or the District of Columbia hereby agrees that:

(i) it shall, no later than the Effective Date (or, in the case of a Lender which becomes a party hereto pursuant to Section 9.08 after the Effective Date, the date upon which such Lender becomes a party hereto) deliver to the Borrower and the Agent two accurate, complete and signed originals of U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI or successor form, in each case indicating that such Lender is, on the date of delivery thereof, entitled to receive payments of principal and interest for the account of its lending office under this Agreement free from withholding of United States Federal income tax;

(ii) if at any time such Lender changes its lending office or offices or selects an additional lending office it shall, at the same time or reasonably promptly thereafter, deliver to the Borrower through the Agent in replacement for, or in addition to, the forms previously delivered by it hereunder, if such changed or additional lending office is located in the United States, two accurate, complete and signed originals of such Form W-8BEN, Form W-8ECI or successor form, in each case indicating that such Lender is on the date of delivery thereof entitled to receive payments of principal and interest for the account of such changed or additional lending office under this Agreement free from withholding of United States Federal income tax; and

(iii) it shall, promptly upon the Borrower’s reasonable request to that effect, deliver to the Borrower such other forms or similar documentation as may be required from time to time by any applicable law, treaty, rule or regulation in order to establish such Lender’s tax status for withholding purposes.

(d) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form described in Section 2.05(c) (other than in the case where such Lender is not, or is no longer, legally entitled to deliver such form), such Lender shall not be entitled to payment from the Borrower without deduction pursuant to Section 2.05(a) or indemnification by the Borrower pursuant to Section 2.05(b) to the extent that such payment or indemnification obligation would have been reduced if the applicable form had been delivered to the Borrower; provided, however, that should such Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as the Lender shall reasonably request to assist such Lender to recover such Taxes.

(e) If the Borrower fails to perform its obligations under this Section 2.05, the Borrower agrees to indemnify the Lenders, the Agent and the L/C Issuer for any taxes, interest or penalties that may become payable as a result of any such failure.

(f) Any Lender that is organized in a jurisdiction other than the United States, a State thereof or the District of Columbia claiming any indemnity payment or additional amounts payable pursuant to this Section 2.05 shall use reasonable efforts (consistent with legal, regulatory and policy considerations of such Lender) to file any certificate or document reasonably requested in writing by the Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or additional amounts which may thereafter accrue and would not, in the sole and absolute determination of such Lender, be otherwise disadvantageous to such Lender.

ARTICLE III

FEES, PAYMENTS AND OTHER COMPENSATION

Section 3.01 Payments; Computations and Statements.

(a) The Borrower will make each payment hereunder and under the Revolving Credit Notes not later than 11:00 a.m. (New York City time) on the day when due, in lawful money of the United States of America and in immediately available funds, to the Agent at the Payment Office. All payments received by the Agent after 11:00 a.m. (New York City time) on any Business Day will be credited to the relevant Loan Account on the next succeeding Business Day. All payments shall be made by the Borrower without defense, set-off or counterclaim to the Agent and the Lenders. After receipt, the Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to the Lenders or the applicable L/C Issuer, in the case of a payment pursuant to Section 2.01(c), and like funds relating to the payment of any other amount payable to any Lender or the applicable L/C Issuer, in the case of a payment pursuant to Section 2.01(c), to such Lender or to such L/C Issuer in each case to be applied in accordance with the terms of this Agreement, provided that the Agent will cause to be distributed all interest and fees received from or for the account of the Borrower not less than once each month and in any event promptly after receipt thereof. Any amounts not paid to a Lender or the applicable L/C Issuer, in accordance with the preceding sentence following receipt by the Agent (to the extent such amounts exceed $500,000 in the aggregate) shall accrue interest from the date such amount is received by the Agent until the date such amount is paid to such Lender or to such L/C Issuer, at a rate per annum equal to the Federal Funds Rate for three Business Days and thereafter at the Prime Rate. The payment by the Borrower of any amount to the Agent for the account of the Lenders or the applicable L/C Issuer, in the case of a payment pursuant to Section 2.01(c), shall discharge the obligation of the Borrower for such amount, whether or not received by the Lenders or the applicable L/C Issuer, as the case may be, to the extent that such payment is made in immediately available funds, such amount is not required to be returned to the Borrower under any applicable bankruptcy law or other law and the distribution of such amount shall not be enjoined. The Lenders and the Borrower hereby authorize the Agent to, and the Agent may, from time to time, charge the Loan Account of the Borrower (or any sub-account thereof) with any amount not paid when due and payable by the Borrower under any Loan Document to which the Borrower is a party. Each of the Lenders and the Borrower agree that the Agent shall have the right to make such charges whether or not any Event of Default or Default shall have occurred and be continuing or whether any of the conditions precedent in Section 4.02 have been satisfied. Any amount charged to the Loan Account of the Borrower shall constitute Obligations and shall be deemed an advance hereunder made by the Lenders to the Borrower, funded by the Agent on behalf of the Lenders. The Lenders and the Borrower confirm that any charges which the Agent may so make to the Loan Account of the Borrower as herein provided will be made as an accommodation to the Borrower and solely at the Agent’s discretion. It is expressly understood and agreed by the Companies that the Agent and the Lenders shall have no responsibility to inquire into the correctness of the application apportionment, allocation or disposition of any Letter of Credit or any fees, costs or expenses for which the Borrower is obligated under this Agreement. Whenever any payment to be made under any such Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be. All computations of fees shall be made by the Agent on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees are payable. Each determination by the Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.

(b) The Agent shall use good faith efforts to provide the Borrower and each Lender, promptly after the end of each calendar month, a summary statement (in the form from time to time used by Agent) of the opening and closing daily balances in the Loan Account during such month, the amounts and dates of all Reimbursement Obligations arising during such month, the amounts and dates of all payments on account of all Reimbursement Obligations during such month and the Reimbursement Obligations to which such payments were applied, the amount of interest accrued on the all Reimbursement Obligations during such month, any Letters of Credit issued by an L/C Issuer during such month, specifying the face amount thereof, and the amount and nature of any charges to such Loan Account made during such month on account of fees, commissions, expenses and other Obligations. All entries on any such statement shall, 30 days after the same is sent, be presumed to be correct and shall constitute presumptive evidence of the information contained in such statement and shall be final and conclusive absent manifest error.

Section 3.02 Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders, such Lender shall forthwith deliver such excess amount to the Agent and the Agent shall promptly distribute such amount in accordance with the terms hereof.

Section 3.03 Apportionment of Payments.

(a) Subject to Section 9.01, all payments of principal and interest in respect of Reimbursement Obligations, all payments of fees (other than the Letter of Credit Administration Fees and fees with respect to Letters of Credit provided for in Section 2.03(c)(v)) and all other payments in respect of any other Obligations, shall be allocated by the Agent among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or, in respect of payments not made on account of Letter of Credit Obligations, as designated by the Person making payment when the payment is made.

(b) After the occurrence and during the continuance of an Event of Default, the Agent may, and upon the direction of the Required Lenders shall, apply all payments in respect of any Obligations, subject to the provisions of this Agreement, in such order and in such proportions as the Agent may determine in its sole and absolute discretion.

Section 3.04 Increased Costs and Reduced Return.

(a) If any Lender or any L/C Issuer shall have determined that the adoption or implementation of, or any change in, any law, rule, treaty or regulation, or any policy, guideline or directive of, or any change in the interpretation or administration thereof by, any court, central bank or other administrative or Governmental Authority, or compliance by any L/C Issuer or any Lender or any Affiliate of such Lender or such L/C Issuer with any directive of or guideline from any central bank or other Governmental Authority or the introduction of or change in any accounting principles applicable to any L/C Issuer or any Lender or any Affiliate of such Lender or such L/C Issuer (in each case, whether or not having the force of law), shall (i) change the basis of taxation of payments to any L/C Issuer or any Lender or any Affiliate of such Lender or such L/C Issuer of any amounts payable hereunder (except for taxes on the overall net income of any L/C Issuer or any Lender or any Affiliate of such Lender or such L/C Issuer), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Letter of Credit or against assets of or held by, or deposits with or for the account of, or credit extended by, any L/C Issuer or any Lender, or any Affiliate of such Lender or such L/C Issuer or (iii) impose on any L/C Issuer or any Lender or any Affiliate of such Lender or such L/C Issuer any other condition regarding this Agreement or any Letter of Credit, and the result of any event referred to in clause (i), (ii) or (iii) above shall be to increase the cost to any L/C Issuer or any Lender of issuing, guaranteeing or participating in any Letter of Credit, or to reduce any amount received or receivable by any L/C Issuer or any Lender hereunder, then, upon demand by such L/C Issuer or such Lender, the Borrower shall pay to such L/C Issuer or such Lender such additional amounts as will compensate such L/C Issuer or such Lender for such increased costs or reductions in amount, together with interest on such additional amounts.

(b) If any Lender or any L/C Issuer shall have determined that any Capital Guideline or adoption or implementation of, or any change in, any Capital Guideline by the Governmental Authority charged with the interpretation or administration thereof, or compliance by any L/C Issuer, any Lender or any Affiliate of such L/C Issuer or such Lender with any Capital Guideline or with any request or directive of any such Governmental Authority with respect to any Capital Guideline, or the implementation of, or any change in, any applicable accounting principles (in each case, whether or not having the force of law), either (i) affects or would affect the amount of capital required or expected to be maintained by any L/C Issuer, any Lender or any Affiliate of such L/C Issuer or such Lender, and any L/C Issuer or any Lender determines that the amount of such capital is increased as a direct or indirect consequence of any Letter of Credit issued or any guaranty or participation with respect thereto, or any L/C Issuer’s, any Lender’s or any such Person’s Affiliate’s other obligations hereunder, or (ii) has or would have the effect of reducing the rate of return on any L/C Issuer’s, any Lender’s, or any such Person’s Affiliate’s capital to a level below that which such L/C Issuer, such Lender or such Affiliate could have achieved but for such circumstances as a consequence of any Letter of Credit issued, or any guaranty or participation with respect thereto or any agreement to issue Letters of Credit or such L/C Issuer’s, such Lender’s, or such Person’s Affiliate’s other obligations hereunder (in each case, taking into consideration such L/C Issuer’s, such Lender’s or such Affiliate’s policies with respect to capital adequacy), then, upon demand by any L/C Issuer or any Lender, the Borrower agrees to pay to such L/C Issuer or such Lender from time to time such additional amounts as will compensate such L/C Issuer or such Lender for such cost of maintaining such increased capital or such reduction in the rate of return on such L/C Issuer’s, such Lender’s or such Affiliate’s capital.

(c) All amounts payable under this Section 3.04 shall bear interest from the date that is three Business Days after the date of demand by an L/C Issuer or a Lender until payment in full to such L/C Issuer or such Lender at the Post-Default Rate. A certificate of any L/C Issuer or any Lender claiming compensation under this Section 3.04 specifying the event herein above described and the nature of such event shall be submitted by such L/C Issuer or such Lender to the Borrower, setting forth the additional amount due and an explanation of the calculation thereof, such L/C Issuer’s or such Lender’s reasons for invoking the provisions of this Section 3.04, and shall be final and conclusive absent manifest error. The Borrower shall not be required to compensate a Lender or an L/C Issuer pursuant to subsections (a) or (b) of this Section 3.04 for any amounts incurred more than 12 months prior to the date that such Lender or such L/C Issuer notifies the Borrower of such Person’s intention to claim compensation therefor, provided that if the circumstances giving rise to such claim have a retroactive effect, then such 12 month period shall be extended to include the period of such retroactive effect with respect to such claim.

ARTICLE IV

CONDITIONS OF EFFECTIVENESS, LETTER OF CREDIT

ISSUANCE AND LENDING

Section 4.01 Conditions Precedent to Effectiveness. The effectiveness of this Agreement is subject to the fulfillment, in a manner satisfactory to the Agent, of each of the following conditions precedent:

(a) Payment of Fees, Etc. The Borrower shall have paid on or before the Effective Date, all fees, costs, expenses and taxes then due and payable by the Borrower pursuant to Sections 2.03 and 9.05 hereof.

(b) Representations and Warranties; No Event of Default. The representations and warranties contained in Section 5.01 of this Agreement and in each other Loan Document and certificate or other writing delivered to the Agent, the Lenders or any L/C Issuer pursuant hereto on or prior to the Effective Date shall be true and correct on and as of the Effective Date as though made on and as of such date; and no Default or Event of Default shall have occurred and be continuing on the Effective Date or would result from this Agreement becoming effective in accordance with its terms.

(c) Legality. The effectiveness of this Agreement shall not contravene any law, rule or regulation applicable to the Agent, the Lenders or any L/C Issuer.

(d) Delivery of Documents. The Agent shall have received on or before the Effective Date the following, each in form and substance satisfactory to the Agent and, unless indicated otherwise, dated the Effective Date:

(i) counterparts to this Agreement, duly executed by the Borrower and the Lenders;

(ii) the Schedules to this Agreement and the other Loan Documents;

(iii) if requested by the Lenders, the Revolving Credit Notes, each payable to the order of a Lender and in the principal amount of such Lender’s Revolving Credit Commitment, in each case duly executed by the Borrower;

(iv) a copy of the resolutions adopted by the Board of Directors of the Borrower, certified as of the Effective Date by a Responsible Officer thereof, authorizing (x) the issuance of the Letters of Credit at the request of the Borrower and for the Borrower’s account pursuant hereto, the transactions contemplated by this Agreement and the other documents, instruments and agreements executed and/or to be delivered in connection herewith or therewith, and (y) the execution, delivery and performance by the Borrower of this Agreement and the other documents, instruments and agreements executed and/or to be delivered in connection herewith or therewith;

(v) a certificate of a Responsible Officer of the Borrower, certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the other agreements, instruments and documents to which the Borrower is or will be a party and the other documents to be executed and delivered by the Borrower in connection herewith, together with evidence of the incumbency of such authorized officers;

(vi) a certificate, dated as of a date (A) not more than thirty days prior to the Effective Date, of the appropriate official(s) of the state of incorporation, and (B) not more than one hundred and eighty days prior to the Effective Date, of the appropriate official(s) of each state of foreign qualification of the Borrower, in each case, certifying as to the subsistence in good standing of, and the payment of taxes by, the Borrower in such states;

(vii) an opinion of Jones Day, special counsel to the Borrower, as to such matters as the Agent may reasonably request;

(viii) a certificate of the chief executive officer or the chief financial officer of the Borrower, certifying as to the matters set forth in subsection (b) of this Section 4.01; and

(ix) such other agreements, instruments, approvals, opinions and other documents as the Agent may reasonably request.

(e) Proceedings; Receipt of Documents. All proceedings in connection with the transactions contemplated by this Agreement, and all documents incidental thereto, shall be satisfactory to the Agent and its special counsel, and the Agent and such special counsel shall have received all such information and such counterpart originals or certified or other copies of such documents as the Agent or such special counsel may reasonably request.

(f) Material Adverse Effect. The Lenders shall have determined, in their sole judgment, that no event or development has occurred after March 31, 2008 that may have a Material Adverse Effect.

(g) Patriot Act. The Lenders shall have received all documentation and other information requested by the Lenders, as required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

Section 4.02 Conditions Precedent to Letters of Credit. As a condition precedent to any L/C Issuer establishing or opening any Letter of Credit, each of the following conditions precedent shall be fulfilled in a manner satisfactory to the Agent;

(a) Payment of Fees, Etc. The Borrower shall have paid all fees, costs, expenses and taxes then payable by the Borrower pursuant to Sections 2.03(c) and 9.05 hereof.

(b) Representations and Warranties; No Event of Default. The following statements shall be true and correct, and the submission by the Borrower of a Letter of Credit Application with respect to a Letter of Credit and the issuance of such Letter of Credit shall be deemed to be a representation and warranty by the Borrower on the date of the issuance of such Letter of Credit that (i) the representations and warranties contained in Section 5.01 of this Agreement and in each other Loan Document and certificate or other writing delivered to the Agent, any L/C Issuer or any Lender pursuant hereto on or prior to the date of such Letter of Credit are true and correct on and as of the date of the issuance of such Letter of Credit as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case any such representation or warranty shall be true and correct on and as of such earlier date); and (ii) no Event of Default or Default has occurred and is continuing or would result from the making of the issuance of the Letter of Credit to be issued on such date.

(c) Legality. The issuance of such Letter of Credit shall not contravene any law, rule or regulation applicable to the Agent, the Lenders or the L/C Issuers, as the case may be.

(d) Notices. The Agent shall have received a Letter of Credit Application pursuant to and in accordance with Section 2.03(a).

(e) Required Capacity. With respect to any Letter of Credit issued on or after September 30, 2008, there shall not have been a period of 75 consecutive days ending on the day such Letter of Credit is to be issued in which the Borrower and its Consolidated Subsidiaries failed to refine at least 60,000 barrels of Hydrocarbons per day at the Big Spring Refinery for at least 1 day during such period.

(f) Delivery of Documents. The Agent shall have received such other agreements, instruments, approvals, opinions and other documents, each in form and substance reasonably satisfactory to the Agent, as the Agent may reasonably request.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.01 Representations and Warranties. The Borrower represents and warrants as follows:

(a) Organization, Good Standing, Etc. The Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated and to make the borrowings hereunder and to consummate the transactions contemplated by the Loan Documents to which it is a party, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to so qualify individually or in the aggregate is not reasonably likely to have a Material Adverse Effect.

(b) Authorization, Etc. The execution, delivery and performance by the Borrower of each Loan Document to which it is a party, (i) have been duly authorized by all necessary corporate action, (ii) do not and will not contravene its charter or by-laws, or any applicable law or any material contractual restriction binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien upon or with respect to any of its properties, and (iv) do not and will not result in any suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties except where such suspension, revocation, impairment, forfeiture or nonrenewal is not reasonably likely to have a Material Adverse Effect.

(c) Governmental Approvals. No authorization, approval or consent of or other action by, and no notice to or filing with, any Governmental Authority or other regulatory body is required in connection with the due execution, delivery and performance by the Borrower of any Loan Document to which it is or will be a party or for the validity or enforceability thereof.

(d) Enforceability of Loan Documents. This Agreement is, and each other Loan Document to which the Borrower is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms except to the extent that the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting generally, the enforcement of creditors’ rights and remedies and by general principles of equity.

(e) Litigation. There is no pending or, to the best of the Borrower’s knowledge, threatened action, suit or proceeding affecting the Borrower or any of its Subsidiaries before any court or other Governmental Authority or any arbitrator which may have a Material Adverse Effect.

(f) Financial Condition. The Financial Statements, copies of which have been delivered to the Lenders, fairly present in all material respects the financial condition of the Companies and their Subsidiaries as at the respective dates thereof and the results of operations of the Companies and their Subsidiaries for the fiscal periods ended on such respective dates, all in accordance with GAAP, and since December 31, 2007, there has been no event or development that has had or may reasonably be expected to have a Material Adverse Effect.

(g) Regulations T, U and X. None of the Companies nor any of their Subsidiaries is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U and X issued by the Board of Governors of the Federal Reserve System), and no Letter of Credit will be used in connection with purchasing or carrying any margin stock or the extension of credit to others for the purpose of purchasing or carrying any margin stock.

(h) Nature of Business. The Companies and their Subsidiaries (other than Alon Logistics) are not engaged in any business other than (i) the ownership or leasing of certain of the Fixed Assets, the manufacturing, processing, distribution and marketing of fuel, fuel by-products, diesel, gas, asphalt and related goods and products and other businesses incidental thereto, and (ii) the operation of convenience stores and retail gasoline stations and other businesses incidental thereto.

(i) Investment Company Acts. The Borrower is not an “investment company” or an “affiliated person” or “promoter” of, or “principal underwriter” of or for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.

(j) Full Disclosure. No Loan Document or schedule or exhibit thereto, no certificate, report, statement or other document or information furnished in writing by or on behalf of the Borrower to the Lenders in connection herewith or with the consummation of the transactions contemplated hereby, contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained herein or therein not misleading in any material respect.

(k) Use of Proceeds. The Letters of Credit will be used only for the purpose of supporting the purchase of crude oil by Alon LP for use at the Big Spring Refinery, Big Spring, Texas.

(l) Solvency. The Borrower is Solvent after giving effect to the transactions contemplated or required to occur by the terms of the this Agreement and the other Loan Documents.

(m) Representations and Warranties in Documents; No Default. All representations and warranties made by the Borrower as set forth in the Loan Documents are true and correct in all respects at the time as of which such representations were made and on the Effective Date. No Event of Default has occurred and is continuing and no condition exists which constitutes a Default or an Event of Default.

ARTICLE VI

COVENANTS OF COMPANIES

Section 6.01 Affirmative Covenants. So long as any Reimbursement Obligation or any other Letter of Credit Obligations (whether or not due) shall remain unpaid or any Lender shall have any Revolving Credit Commitment hereunder, the Borrower will, unless the Required Lenders shall otherwise consent in writing:

(a) Reporting Requirements. Furnish to the Lenders:

(i) as soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of the Borrower in each Fiscal Year, consolidated balance sheets, consolidated statements of income and consolidated statements of cash flow of the Borrower and its Consolidated Subsidiaries as at the end of such Fiscal Quarter; and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding date or period of the immediately preceding Fiscal Year, all in reasonable detail and (A) certified by the chief financial officer of the Borrower as fairly presenting, in all material respects, the financial position and the results of operations and changes in financial position, as of the end of such Fiscal Quarter of the Borrower and its Consolidated Subsidiaries in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements furnished to the Lenders, subject to year end adjustments, and (B) accompanied by a review report thereon of KPMG, LLP or other independent certified public accountants of recognized standing selected by the Borrower and satisfactory to the Agent (it being agreed that any “Big Four” accounting firm shall be deemed acceptable), which report shall state that such accountants reviewed such consolidated balance sheets, statements of income and statements of cash flow and that based on such review, such accountants are not aware of any material modifications that should be made in such financial statements in order for them to be in conformity with GAAP;

(ii) as soon as available, and in any event within 90 days after the end of each Fiscal Year of the Borrower, the audited consolidated balance sheets, consolidated statements of income and consolidated statements of stockholders’ equity and consolidated statements of cash flow of the Borrower and its Consolidated Subsidiaries, as at the end of such Fiscal Year, setting forth in comparative form the corresponding figures for the immediately preceding Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, and (in the case of the consolidated balance sheets and statements of income, stockholders’ equity and cash flow) accompanied by a report and an unqualified opinion, prepared in accordance with generally accepted auditing standards, of KPMG, LLP or other independent certified public accountants of recognized standing selected by the Borrower and satisfactory to the Agent (it being agreed that any “Big Four” accounting firm shall be deemed acceptable);

(iii) simultaneously with the delivery of the financial statements required by clauses (i) and (ii) of this Section 6.01(a), a certificate of the chief financial officer of the Borrower stating that such officer is familiar with the provisions of this Agreement and the other Loan Documents and has made or caused to be made under his supervision a review of the condition and operations of the Companies and their Subsidiaries during the period covered by such financial statements with a view to determining whether the Companies and their Subsidiaries were in compliance with all of the provisions of such Loan Documents at the times such compliance is required by the Loan Documents, and that such review has not disclosed, and such officer has no knowledge of, the existence during such period of an Event of Default or Default or, if an Event of Default or such Default existed, describing the nature and period of existence thereof and the action which the Companies and their Subsidiaries propose to take or took with respect thereto;

(iv) promptly upon their becoming available, a copy of (A) all consultants’ reports, investment bankers’ reports, accountants’ management letters, business plans and similar documents, (B) all reports, financial statements or other information delivered by any of the Companies, (C) all reports, proxy statements, financial statements and other information generally distributed by any Company to its creditors or the financial community in general, and (D) any audit or other reports submitted to the Company by independent accountants in connection with any annual, interim or special audit;

(v) as soon as available and in any event within 15 days after the end of each month, a report, in form and substance reasonably satisfactory to the Agent, setting forth a summary of the economic terms of each Hedging Agreement to which any Company is a party, including the obligations of such Company under such Hedging Agreement as of the end of such month, provided that such report shall only be required to the extent the aggregate notional amount of all such Hedging Agreements is greater than or equal to $20,000,000;

(vi) promptly after submission to any Government Authority, (A) all material documents and information furnished to such Government Authority and (B) a copy of the cover letter and a summary of all documents and information furnished to such Governmental Authority in connection with any investigation of the Borrower other than routine inquiries by such Governmental Authority; the Borrower agrees promptly to furnish copies of any documents or information described in any such summary and to furnish additional copies of such submissions to any consultant or adviser to the Lenders or the Agent, in each case as the Agent may direct;

(vii) as soon as possible and in any event within five days after the occurrence of an Event of Default or Default, or a Material Adverse Effect, the written statement of the chief executive officer or the chief financial officer of the Borrower, setting forth the details of such Event of Default, Default or Material Adverse Effect and the action which it proposes to take with respect thereto;

(viii) (A) as soon as possible and in any event (1) within 30 days after the Companies or any of their respective ERISA Affiliates knows or has reason to know that any Termination Event described in clause (i) of the definition of Termination Event with respect to any Employee Plan has occurred, (2) within 10 days after the Companies or any of their respective ERISA Affiliates knows or has reason to know that any other Termination Event with respect to any Employee Plan has occurred, or (3) within 10 days after any of the Companies or any of their respective ERISA Affiliates knows or has reason to know that an accumulated funding deficiency has been incurred or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including installment payments) or an extension of any amortization period under Section 412 of the Internal Revenue Code with respect to an Employee Plan, a statement of the chief financial officer of the Borrower setting forth the details of such occurrence and the action, if any, which the Companies or any of their respective ERISA Affiliates proposes to take with respect thereto, (B) promptly and in any event within two Business Days after receipt thereof by the Companies or any of their respective ERISA Affiliates from the Pension Benefit Guaranty Corporation, copies of the notice received by the Companies or any of their respective ERISA Affiliates of the Pension Benefit Guaranty Corporation’s intention to terminate any Plan or to have a trustee appointed to administer any Plan, (C) promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Employee Plan and Multiemployer Plan, (D) promptly and in any event within ten days after receipt thereof by the Companies or any of their respective ERISA Affiliates from a sponsor of a Multiemployer Plan or from the Pension Benefit Guaranty Corporation, a copy of the notice received by the Companies or any of their respective ERISA Affiliates concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA or indicating that such Multiemployer Plan may enter reorganization status under Section 4241 of ERISA, and (E) promptly and in any event within ten Business Days after any of the Companies or any of their respective ERISA Affiliates sends notice of a plant closing or mass layoff (as defined in WARN) to employees, copies of each such notice sent by the Companies or any of their respective ERISA Affiliates;

(ix) promptly after the commencement thereof but in any event not later than five days after service of process with respect thereto on, or the obtaining of knowledge thereof by, the Companies, notice of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator which if adversely determined could have a Material Adverse Effect;

(x) promptly after the commencement thereof but in any event not later than five days after service of process with respect thereto on, or the obtaining of knowledge thereof by, any of the Companies, notice of any material Environmental Actions against the Borrower or any of its Subsidiaries which are reasonably likely to result in a Material Adverse Effect; and

(xi) promptly upon request, such other information concerning the condition or operations, financial or otherwise, of any of the Companies that the Agent from time to time may reasonably request.

(b) Compliance with Laws, Etc. Comply, and cause each of its respective Subsidiaries to comply, in all material respects with all applicable material laws, rules, regulations and orders (including, without limitation, ERISA and Environmental Laws), such compliance to include, without limitation, (i) paying before the same become delinquent all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its properties, and (ii) paying all lawful claims which if unpaid might become a Lien upon any of its properties, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof.

(c) Preservation of Existence, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by them or in which the transaction of their business makes such qualification necessary except (i) where such failure to qualify is not reasonably likely to result in a Material Adverse Effect or (ii) to the extent expressly permitted herein.

(d) Keeping of Records and Books of Account. Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, with complete entries made in accordance with GAAP.

(e) Inspection Rights. Permit the Agent, or any agents or representatives thereof at any time and from time to time and in any event at least annually upon reasonable notice to the Borrower, during normal business hours to examine and make copies of and abstracts from the records and books of account of the Borrower, and to discuss their affairs, finances and accounts with any of the directors, officers, managerial employees, independent accountants or other representatives thereof (all at the cost and expense of the Borrower), provided that (i) the foregoing shall be in a manner so as to not unduly disrupt the business of the Borrower and (ii) such notice shall not be required if an Event of Default has occurred and is continuing.

(f) Maintenance of Insurance. Maintain for the Companies and their Subsidiaries, with responsible and reputable insurance companies or associations, insurance with respect to their properties and business, in such amounts and covering such risks as is required by any Governmental Authority or other regulatory body having jurisdiction with respect thereto and as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated.

(g) Further Assurances. Do, execute, acknowledge and deliver, at the sole cost and expense of the Borrower, all documents, instruments and agreements and take such further acts as the Agent may reasonably require from time to time in order to carry out more effectively the purposes of this Agreement and the other Loan Documents.

Section 6.02 Negative Covenants. So long as any principal of or interest on any Reimbursement Obligation or any Letter of Credit Obligations (whether or not due) shall remain unpaid or any Lender shall have any Revolving Credit Commitment hereunder, the Borrower will not without the prior written consent of the Required Lenders:

(a) Change in Nature of Business. Make any material change in the nature of its business as carried on at the date hereof and as specified in Section 5.01(h).

(b) Federal Reserve Regulations. Permit any Letter of Credit to be used for any purpose which violates or is inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

(c) Modifications of Organizational Documents and Certain Other Agreements; Etc. Amend, modify or otherwise change its name, jurisdiction of organization, organizational identification number or FEIN unless the Agent receives at least 30 days’ prior written notice thereof.

(d) Borrowing Base. Permit at any time the Borrowing Base to be less than the sum of (i) the aggregate amount of the Letter of Credit Obligations (based on the Actual Liability Supported), (ii) the aggregate amount of the “Letter of Credit Obligations” (as defined in the Existing Revolving Credit Agreement, based on the Actual Liability Supported) and (iii) the aggregate principal amount of outstanding “Revolving Credit Loans” (as defined in the Existing Revolving Credit Agreement).

ARTICLE VII

THE AGENT

Section 7.01 Authorization and Action. Each Lender (and each subsequent holder of any Revolving Credit Notes by its acceptance thereof) hereby irrevocably appoints and authorizes IDB, in its capacity as the Agent, (i) to receive on behalf of each Lender any payment of principal of or interest on the Revolving Credit Notes outstanding hereunder and all other amounts accrued hereunder paid to the Agent, and, subject to Section 3.01 of this Agreement and the other provisions of this Agreement, to distribute promptly to each Lender its Pro Rata Share of all payments so received, (ii) to distribute to each Lender, if so determined by the Agent, copies of all material notices and agreements received by the Agent and not required to be delivered to each Lender pursuant to the terms of this Agreement, and (iii) subject to Section 9.03 of this Agreement, to take such action as the Agent deems appropriate on its behalf to administer the Letters of Credit and the Loan Documents and to exercise such other powers delegated to the Agent by the terms hereof or the Loan Documents (including, without limitation, the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations), together with such powers as are reasonably incidental thereto to carry out the purposes hereof and thereof. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Revolving Credit Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions of the Required Lenders shall be binding upon all Lenders and all holders of Revolving Credit Notes; provided, however, that the L/C Issuer shall not be required to refuse to honor a drawing under any Letter of Credit and the Agent shall not be required to take any action which, in the reasonable opinion of the Agent, exposes the Agent to liability or which is contrary to this Agreement or any Loan Document or applicable law.

Section 7.02 Borrower’s Default. In the event that (i) the Borrower fails to pay when due the principal of or interest on any Revolving Credit Notes or any Reimbursement Obligation or any amount payable hereunder, or (ii) the Agent receives written notice of the occurrence of an Event of Default, the Agent shall promptly give written notice thereof to the Lenders, and the Agent shall take such action with respect to such Event of Default as it shall be directed to take by the Required Lenders; provided, however, that, unless and until the Agent shall have received such directions and except as otherwise expressly provided in this Agreement, the Agent may take such action or refrain from taking such action hereunder or under the other Loan Documents with respect to an Event of Default or Default, as it shall deem advisable in the best interest of the Lenders.

Section 7.03 Reliance, Etc. None of the Agent or any of its directors, officers, agents, Affiliates or employees shall be liable for any action taken or omitted to be taken by it under or in connection with this Agreement or the other Loan Documents, except for its own gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, the Agent (i) may treat the payee of any Revolving Credit Notes as the holder thereof until the Agent receives written notice of the assignment or transfer thereof, pursuant to Section 9.08 hereof, signed by such payee and in form satisfactory to it; (ii) may consult with legal counsel (including, without limitation, counsel to the Borrower), independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (vi) shall not be deemed to have made any representation or warranty regarding the existence, value or collectibility of the Borrowing Base or any certificate prepared by the Borrower in connection therewith, nor shall the Agent be responsible or liable to the Lenders for any failure to monitor or maintain the Borrowing Base, except for its own gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction; and (vii) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

Section 7.04 IDB and Bank Leumi.

(a) With respect to the Revolving Credit Notes issued to it and its participation in the Letters of Credit, IDB and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent, a Co-Arranger or an L/C Issuer; and the term “Lender” or “any Lenders” shall, unless otherwise expressly indicated, include IDB in its individual capacity. IDB and its Affiliates may accept deposits from, lend money to, act as trustee or paying agent under indentures of, and generally engage in any kind of business with, the Borrower, any of its Affiliates, or any Person who may do business with or own securities of the Borrower or any Company, or any of their Affiliates, all as if IDB were not the Agent, a Co-Arranger or an L/C Issuer and without any duty to account therefor to any Lenders.

(b) With respect to the Revolving Credit Notes issued to it and its participation in the Letters of Credit, Bank Leumi and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not a Co-Arranger or an L/C Issuer; and the term “Lender” or “any Lenders” shall, unless otherwise expressly indicated, include Bank Leumi in its individual capacity. Bank Leumi and its Affiliates may accept deposits from, lend money to, act as trustee or paying agent under indentures of, and generally engage in any kind of business with, the Borrower, any of its Affiliates, or any Person who may do business with or own securities of the Borrower or any Company, or any of their Affiliates, all as if Bank Leumi were not a Co-Arranger or an L/C Issuer and without any duty to account therefor to any Lenders.

Section 7.05 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

Section 7.06 Indemnification. Each Lender agrees to indemnify and hold harmless the Agent (to the extent not reimbursed by the Borrower), ratably according to the Pro Rata Shares of each Lender, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by the Agent under this Agreement or the other Loan Documents; provided, however, that no Lender shall be liable to the Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements for which there has been a final judicial determination that such resulted from the Agent’s gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees, disbursements and other charges) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiation, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or the other Loan Documents, to the extent that the Agent, as applicable, is not reimbursed in full for such expenses by the Borrower. The obligations of each Lender under this Section 7.06 shall survive the termination of this Agreement and the other Loan Documents and the payment of all other obligations of the Agent and the Lenders under this Agreement and the other Loan Documents.

Section 7.07 Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, (i) Bank Leumi shall have the right to become the successor Agent or to appoint one of its Affiliates to become the successor Agent, with such rights and obligations hereunder as those previously held by the retiring Agent, and (ii) if Bank Leumi does not choose to become the Agent or appoint the Agent pursuant to clause (i), then the Borrower shall have the right to appoint a successor Agent reasonably acceptable to Bank Leumi and the Required Lenders, with such rights and obligations hereunder as those previously held by the retiring Agent, provided, the successor Agent may be appointed by the Required Lenders without any consultation with or consent of the Borrower if an Event of Default or Default has occurred and is continuing. If no successor Agent shall have been so appointed pursuant to clause (ii) above, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a Lender or a commercial bank or other financial institution organized under the laws of the United States of America or any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any retiring Agent’s resignation hereunder as the Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement and the other Loan Documents.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.01 Events of Default. If any of the following Events of Default shall occur and be continuing:

(a) The Borrower shall fail to pay (i) any principal on any Reimbursement Obligation when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) or (ii) any interest thereon or any fee or other amount when due under any Loan Document and, in the case of this clause (ii), such failure shall continue unremedied for more than three Business Days;

(b) Any representation or warranty made by the Borrower or any officer of the Borrower under or in connection with any Loan Document shall have been incorrect in any material respect when made;

(c) (i) The Borrower shall fail to perform or observe (A) any covenant contained in subparagraphs (i), (ii), (iv) or (vi) of Section 6.01(a) hereof and such failure shall continue unremedied for more than 10 days, or (B) any covenant contained in subsections (b), (d) or (g) of Section 6.01 hereof and such failure shall continue unremedied for more than five days after the earlier of the date written notice of such failure shall have been given by the Agent or the Required Lenders to the Borrower and the date a Responsible Officer of the Borrower becomes aware of such failure or (ii) the Borrower shall fail to observe any covenant contained in Section 6.02 hereof;

(d) The Borrower shall fail to perform or observe any other term, covenant or agreement, other than as set forth in Sections 8.01(a), (b) and (c) above, contained in any Loan Document to be performed or observed by the Borrower and such failure, if capable of being remedied, shall remain unremedied for 15 days after the earlier of the date written notice of such failure shall have been given by the Agent or the Required Lenders to the Borrower and the date a Responsible Officer of the Borrower becomes aware of such failure;

(e) The Borrower shall fail to pay any of its Indebtedness (excluding Indebtedness evidenced by the Loan Documents) in excess of $15,000,000 or any principal, interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness in excess of such amount shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment or by mandatory prepayment arising as a result of an asset sale or excess cash flow provision), prior to the stated maturity thereof;

(f) Any provision of any Loan Document shall at any time for any reason be declared by a court of competent jurisdiction to be null and void, or the validity or enforceability thereof shall be contested by the Borrower, or a proceeding shall be commenced by the Borrower or any Governmental Authority or other regulatory body having jurisdiction over the Borrower that could reasonably be expected to result in a Material Adverse Effect, seeking to establish the invalidity or unenforceability thereof, or the Borrower shall deny in writing that the Borrower has any liability or obligation purported to be created under any Loan Document;

(g) The Borrower (i) shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for the Borrower or for any substantial part of its property, (ii) shall be generally not paying its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, (iii) shall make a general assignment for the benefit of creditors, or (iv) shall take any action to authorize or effect any of the actions set forth above in this subsection (g);

(h) Any proceeding shall be instituted against the Borrower seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for the Borrower or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur;

(i) A Change of Control shall have occurred;

(j) The occurrence of any event or series of events which has had a Material Adverse Effect;

(k) The Borrower shall permit the Borrowing Base to be less than the sum of (i) the aggregate amount of the Letter of Credit Obligations (based on the Actual Liability Supported), (ii) the aggregate amount of the “Letter of Credit Obligations” (as defined in the Existing Revolving Credit Agreement, based on the Actual Liability Supported) and (iii) the aggregate principal amount of outstanding “Revolving Credit Loans” (as defined in the Existing Revolving Credit Agreement);

(l) An “Event of Default” (as defined in the Existing Term Loan Agreement) shall have occurred under the Existing Term Loan Agreement or any other Existing Term Loan Document;

(m) An “Event of Default” (as defined in the Existing Revolving Credit Agreement) shall have occurred under the Existing Revolving Credit Agreement (as amended or otherwise modified from time to time); or

(n) An “Event of Default” (as defined in the Bank of America Credit Agreement) shall have occurred under the Bank of America Credit Agreement;

then, and in any such event, with the consent of the Required Lenders the Agent may, or upon the request of the Required Lenders, the Agent shall, by notice to the Borrower, (i) declare the Total Commitment to be reduced to zero, whereupon the Total Commitment shall forthwith be reduced to zero, (ii) declare all Reimbursement Obligations, all interest thereon and all other Obligations and other amounts payable under this Agreement to be forthwith due and payable, whereupon all Reimbursement Obligations, all such interest and all such Obligations and amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that upon the occurrence of any Event of Default described in subsections (g) or (h) of this Section 8.01, all Reimbursement Obligations, all such interest and all such other Obligations and amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Borrower, and (iii) exercise any and all of its other rights under applicable law, hereunder and under the other Loan Documents. Upon demand by the Agent after the occurrence and during the continuation of any Event of Default, the Borrower shall deposit with the Agent with respect to each Letter of Credit then outstanding cash in an amount equal to 105% of the greatest amount for which such Letter of Credit may be drawn. Such deposits shall be held by the Agent in the Letter of Credit Collateral Account as security for, and to provide for the payment of, the Letter of Credit Obligations.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Termination; Annual Review.

(a) The Borrower may terminate the Total Commitment and reduce it to zero in accordance with Section 2.04, and the Total Commitment and this Agreement shall terminate in accordance with the last paragraph of Section 8.01.

(b) The Total Commitment and this Agreement shall automatically terminate and all Obligations shall become immediately due and payable on the earlier of (i) the Termination Date and (ii) the date upon which all of the obligations outstanding under the Existing Revolving Credit Agreement shall have been repaid and the “Revolving Credit Commitments” under the Existing Revolving Credit Agreement shall have been terminated, or the date upon which the “Revolving Credit Commitments” under the Existing Revolving Credit Agreement shall for any other reason terminate.

(c) All Obligations shall become due and payable as of the date of any termination under Section 2.04(a), Section 9.01(a) or 9.01(b) and, pending a final accounting, the Agent may withhold any balances in the Loan Account (unless supplied with an indemnity satisfactory to the Agent) to cover all of the Obligations, whether absolute or contingent. All of the Agent’s and the Lenders’ rights shall continue after any termination until all Obligations, other than contingent indemnification for which no claim has been asserted, for the payment of money have been paid in cash and satisfied in full and all Letters of Credit have been canceled and returned to each L/C Issuer or cash collateralized to the reasonable satisfaction of the Agent. After such payment and satisfaction, the Agent and the Lenders will, upon the reasonable request of the Borrower, execute all documents necessary to release, without recourse, representation and warranty.

(d) On or prior to July 31 of each year (commencing July 31, 2008), the Borrower shall provide the Agent with a certificate certifying and attaching any supporting calculations or details that: (i) the representations and warranties contained in Section 5.01 of this Agreement and in each other Loan Document and certificate or other writing delivered to either the Agent, an L/C Issuer or the Lenders pursuant hereto on or prior to such date are true and correct on and as of such date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case any such representation or warranty shall be true and correct on and as of such earlier date), and (ii) no Event of Default or Default has occurred and is continuing.

Section 9.02 Notices, Etc. All notices and other communications provided for hereunder shall be in writing and shall be mailed, sent by overnight courier, telecopied, or delivered, if to any Lender, at its address specified under its signature on the signature pages hereof; if to the Borrower, at the following address:

Alon USA Energy Inc.

7616 LBJ Freeway, Suite 300

Dallas, Texas 75251

Attention: Mr. Michael Oster

Mr. Harlin R. Dean, Jr.

Mr. Shai Even

Telephone: (972) 367-4000

Telecopier: (972) 367-3724

if to the Agent, to it at the following address:

Israel Discount Bank of New York

511 Fifth Avenue

New York, New York 10017

Attention: Mr. Amir Barash

Telephone: (212) 551-8126

Telecopier: (212) 599-4276

with a copy to

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Attention: Lawrence S. Goldberg, Esq.

Telephone: (212) 756-2000

Telecopier: (212) 593-5955

or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 9.02. All such notices and other communications shall be effective (i) if mailed (by certified mail, postage prepaid and return receipt requested), upon receipt or three Business Days after mailing whichever occurs first, (ii) if telecopied, when transmitted and a confirmation is received, provided the same is on a Business Day and, if not, on the next Business Day, (iii) if sent by overnight courier, upon receipt or two Business Days after delivered to such overnight courier, whichever occurs first or (iv) if delivered, upon delivery, provided the same is on a Business Day and, if not, on the next Business Day, except that notices to the Agent or the L/C Issuer pursuant to Articles II and III hereof shall not be effective until received by the Agent or the L/C Issuer, as the case may be.

Section 9.03 Amendments, Etc. No amendment or waiver of any provision of this Agreement or the other Loan Documents, and no consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall (i) increase the Revolving Credit Commitment of any Lender, reduce the principal of, or interest on, the Reimbursement Obligations payable to any Lender, reduce the amount of any fee payable for the account of any Lender, or postpone or extend any date fixed for any payment of principal of, or interest or fees on, the Letter of Credit Obligations payable to any Lender, in each case without the written consent of any Lender affected thereby, (ii) increase the Total Commitment without the written consent of each Lender, (iii) change the percentage of the Revolving Credit Commitments or of the aggregate unpaid principal amount of the Revolving Credit Notes, or amend the definition of “Required Lenders,” without the written consent of each Lender, (iv) amend, modify or waive Section 9.01 or this Section 9.03 of this Agreement without the written consent of each Lender, or (v) amend the definition of “Borrowing Base” if the effect of such amendment is to increase Availability without the written consent of each Lender. Notwithstanding the foregoing, no amendment, waiver or consent shall affect the rights or duties of the Agent or the L/C Issuer with respect to a Letter of Credit under this Agreement or the other Loan Documents, unless the same shall have been signed by the Agent or the L/C Issuer, as applicable.

Section 9.04 No Waiver; Remedies, Etc. No failure on the part of the L/C Issuer, any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the L/C Issuer, the Lenders and the Agent provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Lenders, the L/C Issuer and the Agent under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Lenders, the L/C Issuer and the Agent to exercise any of their rights under any other Loan Document against such party or against any other Person.

Section 9.05 Expenses; Taxes; Attorneys’ Fees. The Borrower agrees to pay or cause to be paid, on demand, and to save the Agent (and, in the case of clauses (a) and (c) through (k) below, the Lenders) harmless against liability for the payment of, all reasonable out-of-pocket fees, costs and expenses, regardless of whether the transactions contemplated hereby are consummated, including but not limited to reasonable fees, costs and expenses of counsel for the Agent (and, in the case of clauses (c) through (k) below, the Lenders), accounting, due diligence, periodic field audits, investigation, monitoring of assets, syndication, miscellaneous disbursements, examination, travel, lodging and meals, incurred by the Agent (and, in the case of clauses (a) and (c) through (k) below, the Lenders) from time to time arising from or relating to: (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents, (b) any requested amendments, waivers or consents to this Agreement or the other Loan Documents, whether or not such documents become effective or are given, (c) the preservation and protection of any of the Agent’s and the Lenders’ rights under this Agreement or the other Loan Documents, (d) the defense of any claim or action asserted or brought against the Agent or the Lenders by any Person that arises from or relates to this Agreement, any other Loan Document, the Agent’s or the Lenders’ claims against the Borrower, or any and all matters in connection therewith, (e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan Document, (f) the filing of any petition, complaint, answer, motion or other pleading by the Agent or the Lenders, (g) any attempt to collect from the Borrower, (h) the receipt of any professional advice with respect to any of the foregoing (including, without limitation, with respect to any restructuring, work-out or renegotiation of any Loan Document), (i) all liabilities and reasonable costs arising from or in connection with the past, present or future operations of the Borrower (or any Affiliate of the foregoing) involving any damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property, (j) any reasonable costs or liabilities incurred in connection with the investigation, removal, cleanup and/or remediation of any Hazardous Materials present or arising out of the operations of any facility of the Borrower, or (k) any liabilities or reasonable costs incurred in connection with any Lien arising under any Environmental Law. Without limitation of the foregoing or any other provision of any Loan Document: (x) the Borrower agrees to pay all stamp, document, transfer, recording or filing taxes or fees (including, without limitation, mortgage recording taxes) and similar impositions now or hereafter payable pursuant to Section 2.05 hereof, and the Borrower agrees to save the Agent, the L/C Issuer and the Lenders harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions in accordance with such Section 2.05, and (y) if the Borrower fails to perform any covenant or agreement contained herein or in any other Loan Document, the Agent may itself perform or cause performance of such covenant or agreement, and the expenses of the Agent incurred in connection therewith shall be reimbursed on demand by the Borrower.

Section 9.06 Right of Set Off. Upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates may, and is hereby authorized to, at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or its Affiliates to or for the credit or the account of the Borrower against any and all obligations of the Borrower now or hereafter existing under any Loan Document, irrespective of whether or not such Lender or its Affiliates shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured. Such set-off shall be subject to the provisions of Section 3.02. Such Lender agrees to notify the Borrower promptly after any such set-off and application made by such Lender or its Affiliates, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section 9.06 are in addition to the other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.

Section 9.07 Severability. Any provision of this Agreement, or of any other Loan Document to which the Borrower is a party, which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 9.08 Assignments and Participations.

(a) Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Credit Commitment, the Revolving Credit Notes held by it and its Pro Rata Share of Letter of Credit Obligations); provided, however, that (1) the consent of the Agent and the Borrower shall not be required for any such assignment by a Lender to one or more of such Lender’s Affiliates, (2) each such assignment is in an amount which is at least $10,000,000 or a multiple of $1,000,000 in excess thereof (or the remainder of such Lender’s Revolving Credit Commitment), (3) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Lender’s rights and obligations under this Agreement, (4) such assignee shall execute and deliver an Assignment and Acceptance to the Agent, (5) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance, an Assignment and Acceptance, together with any Revolving Credit Notes subject to such assignment, (6) such parties shall deliver to the Agent a processing and recordation fee of $3,500 (except in the case of any assignment by a Lender to one or more of its Affiliates in which case such fee will not be payable), and (7) such assignee shall reimburse the Agent for any out-of-pocket expenses (including reasonable legal fees) incurred in connection therewith. Notwithstanding the foregoing, in no event shall any assignment be made to the Borrower or any Affiliate of the Borrower without the prior written consent of the Required Lenders, which consent may be withheld by the Required Lenders in their sole and absolute discretion. Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least three Business Days after the delivery thereof to the Agent (or such shorter period as shall be agreed to by the Agent and the parties to such assignment), (A) the assignee thereunder shall become a “Lender” hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto). Any such assignment shall not adversely affect the Borrower’s rights under this Agreement except that the assigning Lender shall not be responsible for the obligations assigned.

(b) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto that: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement of any other instrument or document furnished pursuant hereto, and (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or its Subsidiaries or the performance or observance by such Borrower or any of its Subsidiaries of any of their obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto.

(c) The Agent shall maintain at its address referred to in Section 9.02 hereof a copy of each Assignment and Acceptance delivered to and accepted by it. Such copies shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee Lender, together with the Revolving Credit Notes subject to such assignment and the processing and recordation fee, if the Agent consents, which consent will not be unreasonably withheld, to the proposed Assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit A hereto, (i) accept such Assignment and Acceptance, and (ii) give prompt notice thereof to the Borrower. Within three Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent in exchange for the surrendered Revolving Credit Notes a new Revolving Credit Notes to the order of such assignee Lender in an aggregate principal amount equal to the Revolving Credit Commitment assumed by it pursuant to such Assignment and Acceptance, and if the assigning Lender has retained any Revolving Credit Commitment hereunder, a new Revolving Credit Notes to the order of the assigning Lender in an aggregate principal amount equal to the Revolving Credit Commitment retained by it hereunder. Such new Revolving Credit Notes or Revolving Credit Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Revolving Credit Notes or Revolving Credit Notes, shall be dated the date of the Agent’s acceptance of such Assignment and Acceptance and shall otherwise be in form and substance reasonably satisfactory to the Agent. Promptly after each such Assignment and Acceptance becomes effective, the Agent shall prepare and distribute to each Lender and the Borrower a revised Schedule B hereto after giving effect to such assignment, which revised Schedule B shall replace the prior Schedule B and become part of this Agreement.

(e) Each Lender may sell participations in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Credit Commitment and the Revolving Credit Notes held by it and the Letter of Credit Obligations). Participants shall have no direct rights under this Agreements except that participants shall have the rights of a Lender under Section 9.06 hereof, provided that no Lender may grant any participant any rights to consent to any amendment, waiver, consent or other modification hereunder other than the rights set forth in the proviso in Section 9.03, and provided further that no Lender may grant participations to the Borrower or any Affiliate of the Borrower without the prior written consent of the Required Lenders, which consent may be withheld by the Required Lenders in their sole and absolute discretion.

(f) Nothing contained in this Section 9.08 shall prohibit any Lender from pledging its Revolving Credit Note hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank.

Section 9.09 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

Section 9.10 Headings. Section headings herein are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 9.11 Governing Law.

(a) THIS AGREEMENT, THE REVOLVING CREDIT NOTES AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

(b) Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the courts of the State of New York or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, the Borrower hereby irrevocably accepts in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Borrower further irrevocably consents to the service of process out of any of the aforementioned courts and in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Borrower at its addresses for notices contained in Section 9.02, such service to become effective ten (10) days after such mailing. The Borrower hereby irrevocably appoints the Secretary of State of the State of New York as its agent for service of process in respect of any such action or proceeding. Nothing herein shall affect the right of the Agent to service of process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction. The Borrower hereby expressly and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in an inconvenient forum. To the extent that the Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, such Person hereby irrevocably waives such immunity in respect of its obligations under this Agreement and the other Loan Documents.

Section 9.12 Waiver of Jury Trial, Etc. THE BORROWER, THE LENDERS AND THE AGENT HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT, THE NOTES OR OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREE THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THE BORROWER CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF THE AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. THE BORROWER HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENT AND THE LENDERS ENTERING INTO THIS AGREEMENT.

Section 9.13 Consent by the Agent, Lenders. Except as otherwise expressly set forth herein to the contrary, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an “Action”) of the Agent or the Lenders shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which the Borrower is a party and to which the Agent or the Lenders has succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by any Agent or any Lender, as the case may be, with or without any reason, and without being subject to question or challenge on the grounds that such Action was not taken in good faith.

Section 9.14 No Party Deemed Drafter. The parties hereto hereby agree that no party hereto shall be deemed to be the drafter of this Agreement, and the Borrower, the Lenders and the Agent further agree that, in the event this Agreement is ever construed by a court of law, such court shall not construe this Agreement or any provision of this Agreement against any party hereto as the drafter of this Agreement.

Section 9.15 Reinstatement; Certain Payments. If claim is ever made upon the Agent, the Lenders or the L/C Issuer for repayment or recovery of any amount or amounts received by the Agent, the Lenders or the L/C Issuer in payment or on account of any of the Obligations under this Agreement, the Agent, the Lenders or the L/C Issuer shall give prompt notice of such claim to each other Lender and the L/C Issuer, the Borrower, and if the Agent, the Lenders or the L/C Issuer repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over the Agent, the Lenders or the L/C Issuer or any of their property, or (ii) any good faith settlement or compromise of any such claim effected by the Agent with any such claimant, then and in such event the Borrower agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon the Borrower notwithstanding the cancellation of any Revolving Credit Notes or other instrument evidencing the Obligations under this Agreement or the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (B) it shall be and remain liable to the Agent, the Lenders or the L/C Issuer hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by the Agent, the Lenders or the L/C Issuer.

Section 9.16 Indemnification. In addition to all of the Borrower’s other Obligations under this Agreement, the Borrower agrees to defend, protect, indemnify and hold harmless the Agent, the L/C Issuer, each Lender, and each Lender’s Affiliates, and all of the respective officers, directors, employees, attorneys, consultants and Agent of the Agent, the L/C Issuer, each Lender and each Lender’s Affiliates (collectively called the “Indemnitees”) from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, costs and expenses) incurred by such Indemnitees, whether prior to or from and after the Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following: (i) the negotiation, preparation, execution or performance or enforcement of this Agreement, any Loan Document or of any other document executed in connection with the transactions contemplated by this Agreement, (ii) the Lenders’ furnishing of funds to the Borrower or the L/C Issuer’s issuing Letters of Credit for the account of the Borrower under this Agreement, including, without limitation, the management of any such Reimbursement Obligations, (iii) any matter relating to the financing transactions contemplated by this Agreement or by any document executed in connection with the transactions contemplated by this Agreement, or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the “Indemnified Matters”); provided, however, that the Borrower shall have no obligation to any Indemnitee hereunder for any Indemnified Matter caused by or resulting from the gross negligence or willful misconduct of such Indemnitee, as determined by a final judgment of a court of competent jurisdiction. Such indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees are chargeable against the Loan Account. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 9.16 may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion which they are permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees. This Indemnity shall survive the repayment of the Obligations and the discharge of the Liens granted under the Loan Documents.

Section 9.17 Environmental Indemnification. Without limiting Section 9.16, the Borrower hereby agrees to defend, indemnify, and hold harmless the Indemnitees against any claims, demands, penalties, fines, liability (strict liability), losses, damages, reasonable costs and expenses (including without limitation, reasonable legal fees and expenses, consultant fees and laboratory fees) and Environmental Costs arising out of (i) any Releases or threatened Releases (x) at any property presently or formerly owned or operated by any Company or any Subsidiary of a Company, or a predecessor in interest to the extent relating to any Refinery, Terminal or Pipeline, or (y) of any Hazardous Materials generated and disposed of by any Company or any Subsidiary of a Company, or any predecessor in interests to the extent relating to any Refinery, Terminal or Pipeline; (ii) any violations of Environmental Laws; (iii) any Environmental Action relating to any Company or any Subsidiary of a Company, or any predecessor in interests as to the extent relating to any Refinery, Terminal or Pipeline; or (iv) any personal injury (including wrongful death) or property damage (real or personal) arising out of exposure to Hazardous Materials used, handled, generated, transported or disposed by the any Company or any Subsidiary of a Company, or any predecessor in interest to the extent relating to any Refinery, Terminal or Pipeline. However, the Borrower shall not have any obligation under this Section 9.17 regarding any potential environmental matter covered hereunder which is caused by the gross negligence or willful misconduct of the Lender, the Agent or its employees, agents, officers and directors. This Environmental Indemnity shall survive the repayment of the Obligations granted under the Loan Documents.

Section 9.18 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, the Agent and the Lenders and when the conditions precedent set forth in Section 4.01 hereof have been satisfied or waived by the Agent, and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender, and their respective successors and assigns, except that the Borrower shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of all the Lenders, and the assignment by any Lender shall be governed by Section 9.08 hereof.

Section 9.19 Interest. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and any state thereof or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Revolving Credit Notes or any other Obligations, it is agreed as follows: (a) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Revolving Credit Notes shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (b) in the event that the maturity of the Revolving Credit Notes is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the full term of the Obligations until payment in full so that the rate or amount of interest on account of any Obligations hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 9.19, and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 9.19. For purposes of this Section 9.19, "Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Revolving Credit Notes or on other Obligations under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow. To the extent that Chapter 303 of the Texas Finance Code is relevant for the purpose of determining the Highest Lawful Rate, such Lender elects to determine the applicable rate ceiling under such Chapter by the indicated weekly rate ceiling from time to time in effect.

Section 9.20 Entire Agreement. THE LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT AND UNDERSTANDING BETWEEN THE PARTIES AND SUPERSEDE ALL OTHER AGREEMENTS AND UNDERSTANDINGS BETWEEN SUCH PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF. THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 9.21 Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

Borrower:

ALON USA ENERGY, INC.

By: /s/ Shai Even
Name: Shai Even
Title: Vice President and Chief Financial Officer

Agent and Lender:

ISRAEL DISCOUNT BANK OF NEW YORK

By: /s/ Howard Weinberg
Name: Howard Weinberg
Title: Senior Vice President

By: /s/ Mali Golan
Name: Mali Golan
Title: AVP

Lender and Co-arranger:

BANK LEUMI USA

By: /s/ Yuval Talmy
Name: Yuval Talmy
Title: First Vice President

By: /s/ Michaela Klein
Name: Michaela Klein
Title: Senior Vice President